As filed with the Securities and Exchange Commission on November 7, 2017Registration No. 333-212735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	3990	27-1865814
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	3900 Paseo del Sol Santa Fe, New Mexico 87507 (505) 438-2576
(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)
John Rice Interim Chief Executive Officer Sigma Labs, Inc. 3900 Paseo del Sol Santa Fe, New Mexico 87507 (505) 438-2576
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: William D. Gould Darren T. Freedman TroyGould PC Suite 1600 1801 Century Park East Los Angeles, California 90067 Telephone: 310-553-4441 Facsimile: 310-201-4746

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.[   ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the registration statement on Form S-1, File No. 333-212735 (the “Registration Statement”), is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933 to update the Registration Statement by, among other things, including the audited financial statements of Sigma Labs, Inc. (the “Registrant”) for the year ended December 31, 2016 which were filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2017 as part of the Registrant’s Annual Report on Form 10-K.

The Registration Statement was declared effective by the Commission on February 14, 2017. The closing of the transactions contemplated by the Registration Statement occurred on February 21, 2017.  At the closing, the Registrant issued (1) 1,410,000 units, with each unit consisting of one share of the Registrant’s common stock and one warrant to purchase one share of the Registrant’s common stock, and (2) in connection with the partial exercise of an over-allotment option by the underwriter of the units offered by the Registrant, warrants to purchase an additional 211,500 shares of the Registrant’s common stock.

This Post-Effective Amendment covers only the offer and sale by the Registrant of the 1,621,500 shares of common stock that are issuable upon the exercise of the warrants that are described in the preceding paragraph.  No further offer or sale is being made by the Registrant of the units that are described in the preceding paragraph.

At the closing of the transactions contemplated by the Registration Statement, the Registrant also issued to the underwriter a unit purchase option for the purchase of 70,500 shares of the Registrant’s common stock and warrants to purchase 70,500 shares of the Registrant’s common stock.  Neither the unit purchase option nor the securities issuable pursuant to the unit purchase option is covered by this Post-Effective Amendment.

The Registrant previously paid to the Commission the entire registration fee relating to the shares of common stock that are the subject of this Post-Effective Amendment.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2017

PRELIMINARY PROSPECTUS

1,621,500 Shares of Common Stock Issuable upon the Exercise of Warrants

SIGMA LABS, INC.

We are offering 1,621,500 shares of our common stock that are issuable upon the exercise of 1,621,500 warrants.  Each warrant has an exercise price of $4.00 per share.  We issued the warrants on February 21, 2017 as part of our underwritten public offering of units comprised of shares of common stock and warrants to purchase our common stock.  No securities are being offered by this prospectus other than the shares of our common stock that will be issued upon the exercise of the warrants.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SGLB.” On November 6, 2017, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $1.74.

The warrants that we issued on February 21, 2017 are traded on The NASDAQ Capital Market under the symbol “SGLBW.” On November 6, 2017, the last reported sale price of a warrant as reported on The NASDAQ Capital Market was $0.43.

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8.

We may amend or supplement this prospectus from time to time by filing amendments or supplements with the Securities and Exchange Commission.  You should read this entire prospectus and each such amendment and supplement before making an investment decision with respect to our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2017.

TABLE OF CONTENTS

PROSPECTUS SUMMARY1

THE OFFERING7

RISK FACTORS8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS15

USE OF PROCEEDS15

MARKET PRICE OF OUR COMMON STOCK16

DIVIDEND POLICY16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS17

BUSINESS23

MANAGEMENT32

EXECUTIVE AND DIRECTOR COMPENSATION38

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT46

DESCRIPTION OF OUR SECURITIES47

PLAN OF DISTRIBUTION51

LEGAL MATTERS51

EXPERTS51

WHERE YOU CAN FIND MORE INFORMATION51

INDEX TO FINANCIAL STATEMENTSF-1

i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information other than that contained in this prospectus or that we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

ii

PROSPECTUS SUMMARY

This summary highlights certain information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under this summary and “Risk Factors” are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

A 1-for-100 reverse stock split of our common stock was effected on March 17, 2016, and a 1-for-2 reverse stock split of our common stock will be effected upon prior to the closing of this offering. All share and per-share amounts in this prospectus have been retroactively adjusted to give effect to these reverse stock splits.

References to “we,” “our,” “us,” the “Company,” or “Sigma” refer to Sigma Labs, Inc., a Nevada corporation.

Our Company

Summary

Sigma is a software company that has developed In-Process-Quality-Assurance (“IPQA”) software known as PrintRite3D®. This technology is also sometimes referred to as Real-Time-Computer-Aided Inspection (“CAI”).  Sigma believes that its PrintRite3D® solves the major problem that has prevented large-scale metal part production using 3D printers.

3D metal manufacturing is a technology that uses lasers to form or create parts out of welding powdered metals into a 3-dimensional (3D) object. The quality of these parts can vary from any given part to another on a single production run. Therefore, traditional after the fact quality inspection methods do not assure quality of 3D printed parts. Sigma believes that the best, indeed, only way to attain high yields for both manufacturing quality and cost efficiency  is an IPQA® approach that looks at each part in real time as it is being manufactured and determines in real time whether it meets quality specifications.

GE Aviation has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce Leap engine 3D printed metal parts. Since September 2016, GE has spent over $1 billion buying controlling interests in AM equipment manufacturers, Concept Laser and Arcam AB, and invested over $300 million creating AM manufacturing capability in both the United States and India. However, unless companies that utilize a 3D production facility like GE Aviation are able to effectively check each part for conforming attributes of shape, density, strength and consistency in real-time during the manufacturing process, we believe that such companies will be at risk of letting some substandard parts through and, also, be unable to improve the workflow and high quality yields of 3D printing functional metal parts. We believe that our software, which can be positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the quality specifications of the computer file as such part is being made. In essence, our software enables 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production or after the fact, our PrintRite3D® software has been designed to fundamentally redefine traditional QA by embedding quality assurance and process control into the manufacturing process in real time.

We have filed patent applications on our In-Process Quality Assurance™ (“IPQA®”) process and procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their digital manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and more reliable parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”).

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to actual parts. 3D printing has been applied to the manufacture of plastic parts for decades. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Worldwide revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts, given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on helping the transformation of analog manufacturing of precision, high-tolerance parts in the U.S. today to a digital enterprise of tomorrow complete with automation, robotics and closed-loop process control. We believe that the on-going success of 3D printing for metal parts will be highly dependent upon the evolution of digital quality assurance procedures used, such as our PrintRite3D® process control.

About Quality Assurance in 3D Printing

Current methods for providing quality in 3DP are generally either inaccurate due to use of procedures that do not recognize and measure the primary quality issues of 3D metal manufacturing or are cost prohibitive due to the expense of equipment required to examine the interior of complex dense parts such as 3D can create, and further, may be inaccurate due to misuse of statistically based assessments.  After 3D-manufacture, costs are normally incurred by using non-destructive technologies such as ultrasound and non-traditional x-ray scanning technology on these parts, and old-fashioned visual inspection. Destructive testing of 3D parts is a mis-applied carryover from current Subtractive Manufacturing quality assurance practice in which the great consistency of CNC machines  permits quality inspectors to infer the quality of a production run by cutting up and analyzing a statistically relevant number of parts. The test result of the parts that are destroyed and analyzed have been, at great time and expense, statistically demonstrated to be representative of the rest of the parts in the production lot. The underlying premise of quality assurance for Subtractive Manufactured parts is that if a machine is set up properly, then all parts it produces will be the same. This simple, effective and accurate quality system does not apply to Additive Manufacturing, in which each part is built in an average production lot of 5-20, and in which quality variance may occur from part to part and within any part notwithstanding that the AM machine settings are the same. Therefore, unable to rely on a traditional statistically based quality system, 3D Manufacturing’s optimum quality assurance system would evaluate the quality of each individual part.  PrintRite3D®’s in-process quality inspection approach of each part individually allows a manufacturer to use AM to form a single part, such as a hip replacement or one spare aircraft part needed on an aircraft carrier, or several lots of the same part, in large quality – each approved or rejected in real time and based upon 100% inspection during fabrication. We offer our customers' the ability to use real-time sensors to track individual scans of each layer, and our software continuously analyzes the part health so that when it is finished we can determine  if it meets the production quality standard set by the customer. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more. Most importantly is the ability of our software to reduce risk associated with the qualification and certification of printed parts.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers product warranties and assurances that its printed parts were produced in compliance with stringent quality requirements. Orders for our software have been received from Honeywell Aerospace, Aerojet Rocketdyne, Woodward, Siemens Turbomachinery, Pratt and Whitney, and Solar Turbines.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon, Desktop Metal and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a computer aided design (“CAD”) model of the part into the Cloud as shown in “A” in Figure 1. Next, computer aided engineering (“CAE”) and/or computer aided manufacturing (“CAM”) instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam, or other energy source, focused onto the build platform melts each successive layer of powder in 20-60 micron increments. Our PrintRite3D SENSORPAK® (see “C” in Figure 1) detects, records, analyzes and compares the part as it is being made layer-by-layer against the CAD/CAM specifications and physical reference points for quality assurance during manufacturing. Our PrintRite3D INSPECT®, Version 3.0 software determines compliance of each part for its metallurgical quality. Our alpha version of PrintRite3D CONTOUR® software determines the shape and conformity of a part in real-time manufacture with its geometric design specification.

Our PrintRite3D® CAI web-based software suite (see “D” in Figure 1) resides in situ and/or in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D SENSORPAK® (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D SENSORPAK®, is an edge computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® Digital Quality Record (“DQR”) and report, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Corporate
(F)
Plant Site
Sigma PR3D Global CLOUD
or Private/Gov CLOUD
Engineering / QA
(D)
Sigma Apps
PR3DInspect
PR3DContour
PR3DAnalytics
Server
(A)
Build and QA Metrics
Layered security
(E)
Plant Site
Plant Site
Shop
MB
Sigma SMART
SENSORPAKs
(C)
GB
AM Machines
KB
(B)
ooo
Shop
Shop

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Business Activities and Industry Applications

Our principal business activities include the continued development and commercialization of our PrintRite3D® suite of software applications, with our main focus currently on the 3DP and the AM industry as well as further developing our contract additive manufacturing business for metal 3DP to be a customer prototype center available for cutting edge 3D challenges and a concurrent means of demonstrating and proving the merit of PrintRite3D® for customers’ parts or application. Our strategy is to continue to leverage our advanced manufacturing knowledge, experience and capabilities through the following means:

•Identify, develop and commercialize our quality assurance software Apps for advanced manufacturing technologies designed to assure part quality in real time as the part is being made and improve process control practices for a variety of industries;

•Provide materials and process engineering consulting services in respect of our PrintRite3D® CAI quality assurance software Apps for advanced manufacturing to customers that have needs in developing next-generation technologies for digital manufacturing technologies; and

•Build and run a prototype and small lot contract manufacturing and demonstration division for metal 3DP beginning with our EOS M290 state-of-the-art metal printer.

We are presently engaged in the following industry sectors:

•Aerospace and defense manufacturing; and

•Energy and power generation.

We also seek to be engaged in the following industry sectors and have begun to develop relationships with leading manufacturers in each such sector:

•Bio-medical manufacturing;

•Automotive manufacturing; and

•Other markets such as firearms and recreational equipment.

We generate revenues through PrintRite3D® hardware and CAI software licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. Additionally, we generate revenues from our contract manufacturing activities in metal AM. By running a contract AM services operation, we are able to understand the current needs of our customers and where they are going with their next-generation product development efforts. Contract AM further allows us a means for continuing/self-funding our IPQA®-enabled R&D and product development activities for CAI software. We provide our AM contract manufacturing services to customers in the form of Quality as a Service (“QaaS”). Starting with our PrintRite3D® cloud-based SaaS model, customers will contract with us for CAE, CAM and CAI services to generate and establish a DQR for AM built parts. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data.

In late 2015, we launched two programs − an Early Adopter Program (“EAP”) and an Original Equipment Manufacturer (“OEM”) Partner Program − designed to broaden our market presence and speed adoption of our PrintRite3D® technology. The EAP was designed to attract end user customers who have an existing, installed base of 3D metal printers and to offer them incentivized pricing in return for feedback on engineering and beta releases of our PrintRite3D® software Apps. Our OEM Partner Program was specifically designed for AM machine manufacturers seeking to embed our PrintRite3D® quality assurance software Apps directly into their machines for customers purchasing a turnkey solution for their new AM machine purchases.

We possess the resident expertise to provide manufacturing materials and process (“M&P”) engineering services and support to companies using our PrintRite3D® software Apps for metal AM. Accordingly, in addition to our primary business focus, we intend to generate revenues by providing such engineering services and support to businesses licensing our PrintRite3D® software Apps.

Our President and Chief Technology Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the past 34 years. Due to his work with the DOE, our President and Chief Technology Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Risks Related to Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” that follows this Prospectus Summary. You should carefully read the “Risk Factors” section before you invest in our common stock. We may be unable, for many reasons, including those beyond our control, to implement our business strategy.  The following is a summary of some of the principal risks that are associated with our business:

•We have a limited operating history, are not currently profitable and may never become profitable.

•We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

•Our limited operating history makes evaluation of our business difficult.

•We could incur significant damages if we are unable to adequately discharge our contractual obligations.

•Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

•We face significant competition in bidding for government contracts from large national and international organizations.

•We may not be able to effectively control and manage our growth, which would negatively impact our operations.

•We are dependent on our President and Chief Executive Officer, and other key personnel, and the loss of any of these individuals could harm our business.

•Because we have limited capital resources, we may be dependent on cash flow and payments from customers in order to meet our expense obligations.

•We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

•We may be unable to develop or commercialize new and rapidly evolving technologies.

•We may be unable to protect our intellectual property rights.

•We may be sued by third parties who claim that we have infringed their intellectual property rights.

•Our services are subject to government regulation, changes in which may have an adverse effect on us.

•Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

•A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

Corporate Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc. We commenced our current business operations in 2010.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (505) 438-2576. Our website address is www.sigmalabsinc.com, although the information on our website is not deemed to be part of this prospectus.

THE OFFERING

Securities offered by us	1,621,500 shares of common stock that are issuable upon the exercise of 1,621,500 warrants that we issued on February 21, 2017.

Description of the warrants	Each warrant has an exercise price of $4.00 per share and a term of five years. For additional information about the warrants, see “Description of Our Securities - Warrants” below.

Common stock to be outstanding after this offering

6,340,151 shares, based upon 4,718,651 outstanding shares on November 6, 2017, and assuming that (1) all 1,621,500 shares offered by this prospectus are purchased for cash upon the exercise of the warrants and (2) no shares of common stock are acquired upon the exercise of outstanding options, other warrants or the conversion of convertible notes.

Use of proceeds

Assuming that all 1,621,500 warrants are exercised on a cash basis, we will receive gross proceeds of $6,486,000 and net proceeds, after deducting estimated offering expenses, of approximately $6,436,000.  We will use the net proceeds of this offering for general corporate purposes and for working capital.  No assurance can be given as to the number of warrants, if any, that will be exercised.  We will not receive any proceeds from the sale of the shares that are purchased upon the exercise of the warrants.

Risk factors

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

NASDAQ Capital Market Symbol	SGLB

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock.  The occurrence of any of the events or developments described below could harm our financial condition, results of operations, business and prospects. In such an event, the market price of our common stock could decline, and you could lose all or part of your investment.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may have similar adverse effects on us.

Risks Related to Our Business

We have a limited operating history, are not currently profitable and may never become profitable.

We have incurred losses in every reporting period since we commenced business operations in 2010 and expect to continue to incur significant losses for the foreseeable future. Our net loss for the years ended December 31, 2015 and 2016 and for the six months ended June 30, 2017 was $1,696,282, $2,196,834 and $1,932,706, respectively. As of June 30, 2017, our accumulated deficit was $11,693,660. There is no assurance that any revenues we generate will be sufficient for us to become profitable or to maintain profitability. Our revenues for the years ended December 31, 2015 and 2016 and for the six months ended June 30, 2017 were $1,234,810, $966,422 and $440,756, respectively, and our operating expenses for those periods were $2,717,650, $3,251,486 and $2,389,290, respectively. Our current revenues are not sufficient to fund our operations. We cannot predict when, if ever, we might achieve profitability and we are not certain that we will be able to sustain profitability, if achieved. If we fail to achieve or maintain profitability, the market price of our securities is likely to be adversely affected.

We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

As of June 30, 2017, we had cash in the amount of $3,384,499. In February 2017, we closed an underwritten public offering of 1,410,000 units consisting of one share of common stock and one warrant for gross proceeds of $5,823,300. We believe that the net proceeds of approximately $5.25 million from such offering, together with our existing cash and anticipated revenues, will be sufficient to fund our operations until at least January 2019, although there is no assurance that we will not require additional financing before that time. There is no assurance that any future financing that we require to fund our operations will be available on acceptable terms, or at all. Such financing, if in the form of equity, may be highly dilutive to our existing stockholders and may otherwise include onerous terms. Such financing, if in the form of debt, may include debt covenants and repayment obligations that are onerous and that adversely affect our business operations. If adequate funds are not available to us, we may be required to delay, limit or terminate our business operations.

Our limited operating history makes evaluation of our business difficult.

We commenced business operations in 2010 and are continuing to develop our technologies and to implement our business plan. Our ability to implement a successful business plan remains unproven, and there is no assurance that we will ever generate sufficient revenues to sustain our business. Our relatively short operating history, together with the other risks discussed in this “Risk Factors” section, may make it difficult for you to evaluate our business in connection with making a decision about whether to invest in our common stock.

We face the risks normally associated with a new business.

We face all of the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting new operations and efforts to develop and commercialize technologies. These uncertainties include developing our technologies and our brand name, raising capital to meet our working capital requirements and developing a customer base, among others. If we are not effective in addressing these risks, we will not be able to operate profitably in the future, and we may not have adequate working capital to meet our obligations as they become due.

Our business may be adversely affected by a global economic downturn.

Any economic downturn generally could cause a drop in government spending and business investment, which would have a material adverse effect on our business. Further, as a result of the current global economic situation, there may be a disruption or delay in performance by our third-party contractors and suppliers. If such third parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We could incur significant damages if we are unable to adequately discharge our contractual obligations.

Our failure to comply with contract requirements or to meet our clients’ performance expectations on a contract could materially and adversely affect our financial performance and our reputation. This, in turn, would impact our ability to compete for new clients and contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages under the terms of such contracts. In addition, some of our contracts require us to indemnify clients for our failure to meet performance standards and/or contain liquidated damages provisions and financial penalties related to performance failures. Although we do have liability insurance, the policy limits may not be adequate to provide protection against all such potential liabilities.

Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

Many of our contracts with clients contain initial or base periods of one or more years, as well as option periods typically covering more than one-half of the contract’s initial duration. However, such clients are under no obligation to exercise the option to extend the contract term. The profitability of some of our contracts could be adversely impacted if such options are not exercised and the contract term is not extended accordingly. Additionally, our contracts contain provisions permitting a client to terminate the contract on short notice, with or without cause. The unexpected termination of significant contracts could result in significant revenue shortfalls. If revenue shortfalls occur and are not offset by corresponding reductions in expenses, our business could be adversely affected. We cannot anticipate if, when or to what extent a client might terminate its contracts with us.

We are subject to government audits, and our failure to comply with applicable laws, regulations and standards could subject us to civil and criminal penalties and administrative sanctions.

The government agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, a government agency may review our performance on a contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the agency determines that we have improperly allocated costs to a specific contract, we will not be reimbursed for those costs and we will be required to refund the amount of any such costs that have been previously reimbursed. If a government audit identifies improper activities by us or we otherwise determine that these activities have occurred, we could be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any adverse determination could adversely impact our ability to bid for RFPs in one or more jurisdictions.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

We have operated our current line of business for approximately six years, and we expect to grow in the near future as our business develops and becomes established. If our business grows as we anticipate, it will be necessary for us to manage our expansion in an orderly fashion. Any significant growth in our activities or in the market for our services will require extension of our managerial, operational, marketing and other resources. Future growth will also impose significant additional responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Our failure to manage growth effectively may lead to operational inefficiencies that will have a negative effect on our profitability. Additionally, if our growth comes at the expense of providing quality service and generating reasonable profits, our ability to successfully bid for contracts and our profitability will be adversely affected. We cannot assure investors that we will be able to effectively manage any future growth we may experience.

Failure to obtain adequate insurance coverage could put us at risk for uninsured losses.

We currently have liability insurance. Some or all of our customers may require insurance as a requirement to conduct business with us. We may be unable to obtain or maintain adequate liability insurance on acceptable terms, if at all, and there is a risk that our insurance will not provide adequate coverage against our potential losses. Additionally, there are certain types of losses that may not be insurable at a cost that we can afford, and insurance may not be available at any cost with respect to certain losses. Claims or losses in excess of any insurance coverage we may obtain, or the lack of insurance coverage, could put us at risk of loss for any uninsured loss, which would have a material adverse effect on our business and financial condition.

We are dependent on our Chief Executive Officer, President and other key personnel, and the loss of any of these individuals could harm our business.

We depend on John Rice, our Chief Executive Officer, and Mark J. Cola, our President and Chief Technology Officer, as well as key scientific and other personnel. The loss of any of these individuals could harm our business and significantly delay or prevent the achievement of our business objectives. In addition, our delivery of services will be labor-intensive: when we are awarded a contract, we may need to quickly hire project leaders and project management personnel. The additional staff may also create a concurrent demand for increased administrative personnel. The success of our business will require that we attract, develop, motivate and retain:

•experienced and innovative executive officers;

•senior managers who have successfully managed or designed programs in the public sector; and

•information technology professionals who have designed or implemented complex information technology projects.

Innovative, experienced and technically proficient individuals are in great demand and are likely to remain a limited resource. We may be unable to continue to attract and retain desirable executive officers, senior managers, and technology professionals. Our inability to hire sufficient personnel on a timely basis or the loss of significant numbers of executive officers and senior managers could adversely affect our business.

We may be dependent on cash flow and payments from customers in order to meet our expense obligations.

A number of factors may cause our revenues, cash flow and operating results to vary from quarter to quarter, including the following:

•the progression of contracts;

•the levels of revenues earned on fixed-price and performance-based contracts (including any adjustments in expectations for revenue recognition on fixed-price contracts);

•the commencement, completion or termination of contracts during any particular quarter;

•the schedules of government agencies and large multinational corporations for awarding contracts;

•the failure of our customers to fulfill their obligations under contracts with us; and

•the term of awarded contracts and potential acquisitions.

Changes in the volume of activity and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations because a significant portion of our expenses are fixed. Fixed expenses include, rent, payroll, insurance, employee benefits, taxes and other administrative costs and overhead. Moreover, we expect to incur significant operating expenses during the start-up and early stages of large contracts and typically do not receive corresponding payments in that same quarter.

We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

We may choose to grow our business by acquiring other entities. We may be unable to manage businesses that we have acquired or to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations. Moreover, business combinations involve additional risks, including:

•diversion of management’s attention;

•loss of key personnel;

•our becoming significantly leveraged as a result of the incurrence of debt to finance an acquisition;

•assumption of unanticipated legal or financial liabilities;

•unanticipated operating, accounting or management difficulties in connection with the acquired entities;

•amortization of acquired intangible assets, including goodwill; and

•dilution to existing stockholders and our earnings per share.

Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenues and earnings that we anticipated.

We may be unable to develop or commercialize new and rapidly evolving technologies.

Many of our activities involve developing products or processes that are based upon new, rapidly evolving technologies. The ability to commercialize or further develop these technologies could fail for a variety of reasons, both within and outside of our control.

We may be unable to protect our intellectual property rights.

Our success in part depends on the ability to protect our intellectual property and proprietary technology. To do so, we will be required to prosecute patent applications and maintain patents, obtain new patents and pursue trade secret and other intellectual property protection. We were awarded two U.S. patents with respect to our munitions technology. We were also awarded a U.S. patent with respect to our IPQA® technology. In addition, we filed ten foreign and U.S. patent applications pertaining to our IPQA® technology and rapid qualification of additive manufacturing for metal parts. Also, we filed a PCT patent application pertaining to the advanced dental implant technology. However, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. There can be no assurance that our program for protection of intellectual property and proprietary technology will be sufficient to protect our intellectual property and proprietary technology from competitors. Our business is also subject to the risk that our issued patents will not provide us with significant competitive advantages if, for example, a competitor were to independently develop or obtain similar or superior technologies. In addition, our issued patents may be challenged or infringed upon by third parties. The enforcement of intellectual property rights is subject to considerable uncertainty, and can be expensive and time-consuming. Patent reform laws and court decisions interpreting such laws, may create additional uncertainty around our ability to obtain and enforce patent protection. Any significant impairment of our intellectual property rights could harm our business and our ability to compete. The unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. Proprietary trade secrets and unpatented know-how are also very important to our business; however, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information.

We may be sued by third parties who claim that we have infringed their intellectual property rights.

We may be exposed to future litigation by third parties based on claims that our research, development and commercialization activities infringe the intellectual property rights of third parties to which we do not hold licenses or other rights, or that we have misappropriated the trade secrets of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, and could place a significant strain on our financial and human resources. In addition, if successful, such claims could cause us to pay substantial damages. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Our services are subject to government regulation, changes in which may have an adverse effect on us.

Our business activities subject us to a variety of federal, state and local laws and regulations. For example, we will required to comply with applicable provisions of the International Traffic in Arms Regulations (“ITAR”), as well as other export controls and laws governing the manufacture and distribution of munitions technology. Despite the fact that we have applied for and received ITAR compliance, changes in the laws and regulations applicable to our business activities may have an adverse effect on our operations and profitability by making it more expensive and less profitable for us to do business. Additionally, the market for our services depends largely on federal and state legislative programs. These programs can be modified or amended at any time by acts of federal and state governments. Further, if additional programs are not proposed or enacted, or if previously enacted programs are challenged, repealed or invalidated, our growth strategy could be adversely impacted.

Our bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by an officer or director, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been one of our directors or officers. To the extent that our directors’ and officers’ insurance policy does not provide reimbursement for such costs, charges, expenses and other amounts, we may incur substantial expenses in satisfying our indemnification obligations.

Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

In addition to general economic conditions, market fluctuations and international risks, significant increases in operating, development and implementation costs could adversely affect us due to numerous factors, many of which are beyond our control.

A cyber incident could result in information theft, data corruption, operational disruption and/or financial loss.

Businesses have become increasingly dependent on digital technologies to conduct day-to-day operations. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. A cyber-attack could include gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption or result in denial of service on websites. We depend on digital technology, including information systems and related infrastructure, to process and record financial and operating data, and communicate with our employees and business partners. Our technologies, systems, networks, and those of our business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of our business operations. Although to date we have not experienced any losses relating to cyber-attacks, there is no assurance that we will not suffer such losses in the future. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Risks Related to Our Common Stock and this Offering

The price of our common stock could be subject to volatility related or unrelated to our operations, which could result in substantial losses for purchasers of our common stock in this offering.

Between January 1, 2015 and November 1, 2017, the trading price of our common stock has ranged from a low of $0.70 to a high of $12.40, and could be subject to wide fluctuations in the future in response to various factors, some of which are beyond our control. These factors include those discussed previously in this “Risk Factors” section and others, such as:

•delays or failures in the commercialization of our current or future products and services;

•quarterly variations in our results of operations or those of our competitors;

•changes in our earnings estimates or recommendations by securities analysts or adverse publicity about us or our products or services;

•announcements by us or our competitors of new products and services, significant contracts, commercial relationships, acquisitions or capital commitments;

•adverse developments with respect to our intellectual property rights;

•commencement of litigation involving us or our competitors;

•any major changes in our board of directors or management;

•market conditions in our industry; and

•general economic conditions in the United States and abroad.

In addition, the stock market, in general, may experience broad market fluctuations, which may adversely affect the market price or liquidity of our securities.

We could be subject to securities class action litigation.

Any sudden decline in the market price of our common stock could trigger securities class action lawsuits against us. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management would be diverted from our business and operations. We also could be subject to damages claims if we are found to be at fault in connection with a decline in our market price of our securities.

An active trading market in our common stock may not develop, and you may therefore have difficulty selling your common stock at a price that you determine is satisfactory.

Although our common stock is listed on The NASDAQ Capital Market, our common stock trades infrequently and in low volumes. There is no assurance that an active trading market for our common stock will develop or be sustained. If an active market does not develop or is not maintained, it may be difficult for you to sell your shares of common stock when you wish to sell them or at a price that you consider satisfactory. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

There is no assurance that we will satisfy the continued listing requirements of The NASDAQ Capital Market.

Even though our common stock is listed on The NASDAQ Capital Market, we cannot assure you that we will be able to satisfy the continued listing requirements of The NASDAQ Capital Market. For example, there is no assurance that our common stock will continue to have a bid price of at least $1.00 per share, which is the minimum bid price under such continued listing requirements, or that we will be able to satisfy other quantitative continued listing requirements. If our securities are de-listed from The NASDAQ Capital Market, our stockholders could incur material adverse consequences such as reduced liquidity for their securities and reduced market prices for their securities. Following such de-listing, we could encounter increased difficulty in issuing additional securities at an attractive price, or at all, in order to fund our operations.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be lower than the price per share paid by investors in this offering.

We have broad discretion in the use of the net proceeds of our recent public offering and may not use them effectively.

We intend to use our cash for the development of our products and service and to repay our outstanding promissory notes (if and to the extent the holders thereof demand repayment). We may also use a portion of the net proceeds from our February 2017 offering to acquire other products or businesses, although we are not currently a party to an agreement regarding any such acquisition. However, our management has broad discretion in the use of cash and will have the right to use our cash in ways that differ substantially from our current plans. Management may spend our cash in ways that do not improve our results of operations or enhance the value of our securities. The failure by management to apply funds effectively could result in financial losses that could have a material and adverse effect on our business and cause the market price of our securities to decline.

We do not intend to pay dividends on our common stock, and your ability to achieve a return on your investment will depend on appreciation in the market price of our securities.

We currently intend to invest our future earnings, if any, to fund our growth and not to pay any cash dividends on our common stock. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market price of our securities. There is no assurance that our securities will appreciate in price.

If securities or industry analysts do not publish research or reports about us, or if they issue adverse or misleading opinions regarding us or our securities, the market price of our securities and their trading volume could decline.

If we do not obtain and maintain research coverage by securities and industry analysts, the market price for our common stock may be adversely affected. The market price of our common stock also may decline if any analyst who covers us issues an adverse or erroneous opinion regarding us, our business model, our intellectual property or our performance. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our securities and their trading volume to decline and possibly adversely affect our ability to engage in future financings.

Our principal stockholders and management own a significant percentage of our common stock and will be able to significantly affect matters subject to stockholder approval.

Based on shares outstanding as of August 8, 2017, our executive officers, directors, holders of 5% or more of our common stock and their respective affiliates beneficially own in the aggregate approximately 11.5% of our outstanding shares of common stock. As a result of their stock ownership, these stockholders will have the ability to influence our management and policies, and are able to significantly affect the outcome of matters requiring stockholder approval such as elections of directors, amendments of our organizational documents or approvals of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We will incur significant costs to ensure compliance with U.S. and NASDAQ reporting and corporate governance requirements.

We will incur significant costs associated with our public company reporting requirements and with applicable U.S. and NASDAQ corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC and NASDAQ. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

If we fail to maintain effective internal control over financial reporting, the market price of our securities may be adversely affected.

As a public reporting company, we are required to establish and maintain effective internal control over financial reporting. Failure to establish such internal control, or any failure of such internal control once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of our internal control over financial reporting could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting (including those weaknesses identified in our periodic reports), or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our securities.

Provisions in our articles of incorporation and bylaws could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our articles of incorporation and bylaws contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

•a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•the ability of our board of directors to authorize the issuance of additional shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

•the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions could inhibit or prevent possible transactions that some stockholders may consider attractive.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “anticipate,” “predict,” or “expect” and similar expressions. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in many cases, beyond our control. Forward-looking statements are not guarantees of future performance. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. Except as required by applicable law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others:

•We have a limited operating history, are not currently profitable and may never become profitable.

•We may require additional financing in the future to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

•Our limited operating history makes evaluation of our business difficult.

•We could incur significant damages if we are unable to adequately discharge our contractual obligations.

•Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

•We face significant competition in bidding for government contracts from large national and international organizations.

•We may not be able to effectively control and manage our growth, which would negatively impact our operations.

•We are dependent on our President and Chief Executive Officer, and other key personnel, and the loss of any of these individuals could harm our business.

•We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

•We may be unable to develop or commercialize new and rapidly evolving technologies.

•We may be unable to protect our intellectual property rights.

•We may be sued by third parties who claim that we have infringed their intellectual property rights.

•Our services are subject to government regulation, changes in which may have an adverse effect on us.

•Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

•The price of our common stock is uncertain and volatile.

•A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

•We may be unable to meet the continued listing requirements of The NASDAQ Capital Market.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation, and specifically decline any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, you should refer to the section of this prospectus entitled “Risk Factors” for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

Assuming that all 1,621,500 warrants are exercised on a cash basis, we will receive gross proceeds of $6,486,000 and net proceeds, after deducting estimated offering expenses, of approximately $6,436,000.  We will use the net proceeds of this offering for general corporate purposes and for working capital.  No assurance can be given as to the number of warrants, if any, that will be exercised.  We will not receive any proceeds from the sale of the shares that are purchased upon the exercise of the warrants.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Our common stock was quoted for trading on the OTCQB under the symbol “SGLB” during the preceding two fiscal years. On February 15, 2017, our common stock began trading on The NASDAQ Capital Market under the symbol “SGLB.” The following table sets forth the high and low bid prices (or, after February 15, 2017, sales price) for our common stock for the periods indicated after giving effect to our 1-for-100 reverse stock split on March 17, 2016 and our 1-for-2 reverse stock split on February 15, 2017. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2017	High Bid or Sales Price	Low Bid or Sales Price
First Quarter	$9.20	$1.40
Second Quarter	$3.49	$2.00
Third Quarter	$2.64	$1.70
Fourth Quarter (through November 6, 2017)	$2.17	$1.46

Fiscal Year Ended December 31, 2016	High Bid	Low Bid
First Quarter	$12.00	$8.02
Second Quarter	$9.50	$4.90
Third Quarter	$6.20	$4.00
Fourth Quarter	$5.60	$1.40

Fiscal Year Ended December 31, 2015	High Bid	Low Bid
First Quarter	$9.50	$4.20
Second Quarter	$12.50	$7.00
Third Quarter	$9.60	$5.01
Fourth Quarter	$8.94	$5.00

As of November 6, 2017, the closing sales price of our common stock was $1.74. As of November 6, 2017, there were 4,718,651 shares of our common stock outstanding held by approximately 535 holders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. We do not anticipate paying any dividends on our capital stock in the foreseeable future.  Investors should not purchase our securities with the expectation of receiving cash dividends.  Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our financial statements and notes thereto that are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Overview

Sigma is a software company that has developed In-Process-Quality-Assurance (“IPQA”) software known as PrintRite3D®. This technology is also sometimes referred to as Real-Time-Computer-Aided Inspection (“CAI”).  Sigma believes that its PrintRite3D® solves the major problem that has prevented large-scale metal part production using 3D printers.

3D metal manufacturing is a technology that uses lasers to form or create parts out of welding powdered metals into a 3-dimensional (3D) object. The quality of these parts can vary from any given part to another on a single production run. Therefore, traditional after the fact quality inspection methods do not assure quality of 3D printed parts. Sigma believes that the best, indeed, only way to attain high yields for both manufacturing quality and cost efficiency  is an IPQA® approach that looks at each part in real time as it is being manufactured and determines in real time whether it meets quality specifications.

GE Aviation has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce Leap engine 3D printed metal parts. Since September 2016, GE has spent over $1 billion buying controlling interests in AM equipment manufacturers, Concept Laser and Arcam AB, and invested over $300 million creating AM manufacturing capability in both the United States and India. However, unless companies that utilize a 3D production facility like GE Aviation are able to effectively check each part for conforming attributes of shape, density, strength and consistency in real-time during the manufacturing process, we believe that such companies will be at risk of letting some substandard parts through and, also, be unable to improve the workflow and high quality yields of 3D printing functional metal parts. We believe that our software, which can be positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the quality specifications of the computer file as such part is being made. In essence, our software enables 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production or after the fact, our PrintRite3D® software has been designed to fundamentally redefine traditional QA by embedding quality assurance and process control into the manufacturing process in real time.

We have filed patent applications on our In-Process Quality Assurance™ (“IPQA®”) process and procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their digital manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and more reliable parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”)

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to actual parts. 3D printing has been applied to the manufacture of plastic parts for decades. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Worldwide revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts, given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on helping the transformation of analog manufacturing of precision, high-tolerance parts in the U.S. today to a digital enterprise of tomorrow complete with automation, robotics and closed-loop process control. We believe that the on-going success of 3D printing for metal parts will be highly dependent upon the evolution of digital quality assurance procedures used, such as our PrintRite3D® process control.

About Quality Assurance in 3D Printing

Current methods for providing quality in 3DP are generally either inaccurate due to use of procedures that do not recognize and measure the primary quality issues of 3D metal manufacturing or are cost prohibitive due to the expense of equipment required to examine the interior of complex dense parts such as 3D can create, and further, may be inaccurate due to misuse of statistically based assessments.  After 3D-manufacture, costs are normally incurred by using non-destructive technologies such as ultrasound and non-traditional x-ray scanning technology on these parts, and old-fashioned visual inspection. Destructive testing of 3D parts is a mis-applied carryover from current Subtractive Manufacturing quality assurance practice in which the great consistency of CNC machines  permits quality inspectors to infer the quality of a production run by cutting up and analyzing a statistically relevant number of parts. The test result of the parts that are destroyed and analyzed have been, at great time and expense, statistically demonstrated to be representative of the rest of the parts in the production lot. The underlying premise of quality assurance for Subtractive Manufactured parts is that if a machine is set up properly, then all parts it produces will be the same. This simple, effective and accurate quality system does not apply to Additive Manufacturing, in which each part is built in an average production lot of 5-20, and in which quality variance may occur from part to part and within any part notwithstanding that the AM machine settings are the same. Therefore, unable to rely on a traditional statistically based quality system, 3D Manufacturing’s optimum quality assurance system would evaluate the quality of each individual part.  PrintRite3D®’s in-process quality inspection approach of each part individually allows a manufacturer to use AM to form a single part, such as a hip replacement or one spare aircraft part needed on an aircraft carrier, or several lots of the same part, in large quality – each approved or rejected in real time and based upon 100% inspection during fabrication. We offer our customers' the ability to use real-time sensors to track individual scans of each layer, and our software continuously analyzes the part health so that when it is finished we can determine  if it meets the production quality standard set by the customer. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more. Most importantly is the ability of our software to reduce risk associated with the qualification and certification of printed parts.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers product warranties and assurances that its printed parts were produced in compliance with stringent quality requirements. Orders for our software have been received from Honeywell Aerospace, Aerojet Rocketdyne, Woodward, Siemens Turbomachinery, Pratt and Whitney, and Solar Turbines.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon, Desktop Metal and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a computer aided design (“CAD”) model of the part into the Cloud as shown in “A” in Figure 1. Next, computer aided engineering (“CAE”) and/or computer aided manufacturing (“CAM”) instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam, or other energy source, focused onto the build platform melts each successive layer of powder in 20-60 micron increments. Our PrintRite3D SENSORPAK® (see “C” in Figure 1) detects, records, analyzes and compares the part as it is being made layer-by-layer against the CAD/CAM specifications and physical reference points for quality assurance during manufacturing. Our PrintRite3D INSPECT®, Version 3.0 software determines compliance of each part for its metallurgical quality. Our alpha version of PrintRite3D CONTOUR® software determines the shape and conformity of a part in real-time manufacture with its geometric design specification.

Our PrintRite3D® CAI web-based software suite (see “D” in Figure 1) resides in situ and/or in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D SENSORPAK® (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D SENSORPAK®, is an edge computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® Digital Quality Record (“DQR”) and report, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Corporate
(F)
Plant Site
Engineering / QA
Sigma PR3D Global CLOUD
or Private/Gov CLOUD
(D)
Sigma Apps
PR3DInspect
PR3DContour
PR3DAnalytics
Server
(A)
Build and QA Metrics
Layered security
(E)
Plant Site
Plant Site
Shop
MB
Sigma SMART
SENSORPAKs
(C)
GB
KB
AM Machines
(B)
ooo
Shop
Shop

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Our President and Chief Technology Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the past 34 years. Due to his work with the DOE, our President and Chief Technology Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Results of Operations

Comparison of Three and Six Months Ended June 30, 2017 with Three and Six Months Ended September 30, 2016

We expect to generate revenue primarily by selling and licensing our manufacturing and materials technologies to businesses that seek to improve their manufacturing production processes and/or manipulate and improve the most functional characteristics of the materials and other input components used in their business operations. We also expect to generate revenues though contract AM manufacturing using our in-house metal 3D printing capability. However, we presently make limited sales of these technologies and services, which include limited sales of non-exclusive licenses to use our PrintRite3D® technologies, including under our recently established Early Adopter Program and OEM Partner Program, as described above. Our ability to generate revenues in the future will depend on our ability to further commercialize and increase market presence of our PrintRite3D® technologies.

During the six months ended June 30, 2017, we recognized revenue of $440,756, as compared to $452,279 in revenue recognized during the same period in 2016. The decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016 that generated three months of revenue in 2016 but no revenue in 2017. We financed our operations during the six months ended June 30, 2017 and 2016 primarily from PrintRite3D® system sales, Darpa and Aerojet programs, engineering consulting services we provided to third parties during these periods and through sales of our common stock and debt securities. We anticipate that our revenue will increase in future periods as we seek to further commercialize and expand our market presence for our PrintRite3D®-related technologies, and obtain new contract manufacturing orders in connection with our EOS M290 metal printer, as well as further perform on our engineering consulting contracts for the Aerojet Rocketdyne Booster Propulsion program and Honeywell Aerospace for the DARPA Phase III and Plus up efforts. Our cost of service revenue for the three months ended June 30, 2017 was $185,946 as compared to $138,485 for the same period in 2016. The $47,461 increase is attributable to generating more commercial revenue in 2017 that resulted in lower margins versus generating more programmatic and engineering consulting revenue in 2016 that resulted in higher margins.

Our general and administrative expenses for the six months ended June 30, 2017, were $1,237,988, as compared to $876,185 for the same period in 2016. Our payroll expenses for the six months ended June 30, 2017 were $677,282, as compared to $468,484 for the same period in 2016. Our expenses relating to stock-based compensation for the six months ended June 30, 2017 were $306,405 as compared to $130,913 for the same period in 2016. Our research and development expenses for the six months ended June 30, 2017 were $167,615 as compared to $50,978 for the same period in 2016.

General and administrative expenses principally include operating expenses and outside service fees, the largest component of which consists of services in connection with our obligations as an SEC reporting company, in addition to other legal, accounting, marketing and investor relations fees. The increase in general and administrative expenses for the six months ended June 30, 2017 as compared to the same period in 2016 is principally the result of fees relating to our February 2017 public offering that resulted in net proceeds of approximately $5,250,000, fees incurred in connection with investing in strategic partners, along with the continued development of our IPQA®-enabled PrintRite3D® technologies and our related efforts to expand our services. The increase in payroll expenses for the six months ended June 30, 2017 as compared to the same period in 2016 is principally the result of our hiring of additional software development staff to assist in acceleration of our IPQA®-enabled PrintRite3D® technologies since March 2016. The increase in research and development expenses for the six months ended June 30, 2017 as compared to the same period in 2016 is principally the result of the continued development and improvements of our software and technology. The increase in stock-based compensation costs is due to the fact that the majority of stock options were granted after June 30, 2016, thus more stock option vesting occurred in the first quarter of 2017 than the same period in 2016.

As a result of our increased operating activities, including as we seek further commercialization of our IPQA®-enabled PrintRite3D® technologies, and our increased marketing and sales efforts associated with such technologies, including with respect to our EAP and OEM Partner Program, and our contract manufacturing activities, our general and administrative expenses in the future are expected to continue to increase. Similarly, we anticipate that our payroll and non-cash compensation expenses will continue to increase as we engage more employees and other service providers to support our efforts to grow our business.

Our net loss for the six months ended June 30, 2017 increased over the prior year period and totaled $1,932,706 as compared to $1,212,513 for the same period in 2016. This increase in net loss was attributable to a decrease in revenue and an increase in expenses as noted above.

Comparison of Year Ended December 31, 2016 with Year Ended December 31, 2015

During the fiscal year ended December 31, 2016 (“fiscal 2016”), we generated an aggregate of $966,422 in revenues, as compared to an aggregate of $1,234,810 in revenues that were generated by us during the fiscal year ended December 31, 2015 (“fiscal 2015”). The decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016, providing only three months of revenue in 2016 (but twelve months in 2015), and the completion of the DARPA Phase II project in 2016, providing only eight months of revenue in 2016 (but twelve months in 2015). We generated revenues and financed our operations in fiscal 2016 and fiscal 2015 primarily from engineering consulting services we provided to third parties during these periods and through private sales of our common stock and debt securities. We expect that our revenue will increase in future periods as we seek to further commercialize and expand our market presence for our PrintRite3D®-related technologies, and obtain new contract manufacturing orders in connection with our EOS M290, as well as further perform on our engineering consulting contracts for the GEA lead National Additive Manufacturing Innovation Institute program, and continue to provide our services under our contracts with Honeywell Aerospace for the DARPA Period 2 program.

In fiscal 2016, we generated an aggregate of $966,422 in revenue from consulting and other contracts. Specifically, we generated approximately (i) $893,791 in revenue in connection with our PrintRite3D®-enabled engineering consulting services, and (ii) $72,631 in revenue in connection with our contract manufacturing activities in metal 3DP.

In fiscal 2015, we generated an aggregate of $1,234,810 in revenue from consulting and other contracts. Specifically, we generated approximately (i) $1,164,709 in revenue in connection with our PrintRite3D®-enabled engineering consulting services, and (ii) $70,101 in revenue in connection with our contract manufacturing activities in metal 3DP.

Our other general and administrative expenses for fiscal 2016 were $1,790,096, as compared to $1,282,952 in fiscal 2015. Our payroll expenses for fiscal 2016 were $1,026,840, as compared to $585,706 for fiscal 2015. Our expenses relating to non-cash compensation for fiscal 2016 were $345,759, as compared to $518,438 for fiscal 2015. Our research and development expenses for fiscal 2016 were $92,992, as compared to $330,554 for fiscal 2015.

General and administrative expenses principally include operating expenses and outside service fees, the largest component of which consists of services in connection with our obligations as an SEC reporting company, in addition to other legal, accounting, marketing and investor relations fees. The net increase in general and administrative expenses in fiscal 2016 as compared to fiscal 2015 is principally the result of an increase in legal fees in connection with our recent public offering, increases in investor relations expenditures and consultant services along with our continued development of our IPQA®-enabled PrintRite3D® technologies and our related efforts to expand our services. The net increase in payroll expenses in fiscal 2016 as compared to fiscal 2015 is principally the result of an increase in payroll expenses from the hiring of seven additional employees. The Company incurred 345,759 of non-cash compensation expenses during 2016, $141,054 of which was the result of the amortization of the fair market value of the shares of Company common stock issued to our employees and contractors pursuant to the Company’s 2013 Equity Incentive Plan. The other $200,504 was non-cash compensation expenses due to the vesting of outstanding stock options held by our employees pursuant to the Company’s 2013 Equity Incentive Plan.

As a result of our increased operating activities, including as we seek further commercialization of our IPQA®-enabled PrintRite3D® technologies, and our increased marketing and sales efforts associated with such technologies, including with respect to our EAP and OEM Partner Program, and our contract manufacturing activities, our general and administrative expenses in the future are expected to continue to increase. Similarly, we anticipate that our payroll and non-cash compensation expenses will continue to increase as we engage more employees and other service providers to support our efforts to grow our business.

Our net loss for fiscal 2016 increased overall and totaled $2,196,834, as compared to $1,696,282 for fiscal 2015. The most significant factor in the increase in our net loss was the result of an increase in general and administrative expense of $507,144 and an increase in payroll expenses of $441,134, which were partially offset by other income of $317,132 primarily due to the change in the fair value of derivative instruments, and decreases in our stock based compensation expenses and research and development expenses.

Liquidity and Capital Resources

As of June 30, 2017, we had $3,384,499 in cash and had a working capital surplus of $3,374,359, as compared with $398,391 in cash and a working capital surplus of $110,799 as of December 31, 2016.

On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5,250,000, after deducting underwriting discounts and commissions and other offering expenses payable by the Company.

We expect to generate revenue primarily by licensing our manufacturing and materials technologies to businesses that seek to improve their manufacturing production processes and/or manipulate and improve the most functional characteristics of the materials and other input components used in their business operations. We also expect to generate revenues by providing contract AM services using our EOS M290 metal AM system. However, for the period from our inception through June 30, 2017, we generated revenue and financed our operations primarily from PrintRite3D®-enabled engineering consulting services as well as thru the programmatic work performed on both the Darpa Phase II and Aerojet programs we provided during this period and through sales of Sigma common stock and debt securities. During the remainder of 2017, we expect to further ramp up our operations and our commercialization and marketing efforts, which we anticipate will increase the amount of cash we will use in our operations.

We expect that our continued development of our IPQA®-enabled PrintRite3D® technology will enable us to further commercialize this technology for the AM metal market in the remainder of 2017. However, until commercialization of our full suite of PrintRite3D® technologies, we plan to continue funding our development activities and operating expenses by licensing our PrintRite3D® systems and supporting field services, as applicable, and providing PrintRite3D®-enabled engineering consulting services concerning our areas of expertise (materials and manufacturing quality assurance and process control technologies) and contract manufacturing for metal AM, and through the use of proceeds from sales of our securities.

Cash used in operating activities during the three months ended June 30, 2017 increased to $1,440,304 from $914,556 during the same period in 2016, primarily due to increases in general and administrative expenses as noted above, which were offset by the net effect of changes in accounts payable, accrued expenses and accounts receivable during the quarters. Also, there was a larger net loss during the six months ended June 30, 2017 offset by more non-cash expenses during the quarter, as compared to the same period in 2016. Cash used in investing activities increased during the three months ended June 30, 2017 to $795,468, as compared to $72,265 during the same period in 2016, due primarily to the increase in notes receivables related to our loans to Morf3D and Jaguar Precision Machine in conjunction with our strategic alliances. Cash flows provided by financing activities during the six months ended June 30, 2017 increased to $5,225,649 from $0 during the same period in 2016 due to our February 2017 public offering. There were no cash flows used or provided by financing activities in 2016.

Some of our engineering consulting contracts, including the contracts from Honeywell Aerospace, Bendix King, Siemens, EOS, Solar Turbines, Pratt & Whitney and Aerojet Rocketdyne, are fixed-price contracts, for which we will be entitled to receive a specified fee regardless of our cost to perform under such contract. In connection with entering into these fixed-contract consulting arrangements, we are required to estimate our costs of performance. To actually earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of meeting the specified objectives, realizing the expected units of work or completing individual transactions, within the contracted time period. Accordingly, if we under-estimate the cost to complete a contract, we remain obligated to complete the work based on our initial cost estimate, which would reduce the amount of profit actually earned under the contract.

We do not have any material commitments for capital expenditures during the next twelve months. Based on the funds we have as of August 14, 2017, and the proceeds we expect to receive under our PrintRite3D®-enabled engineering consulting agreements, from selling or licensing our PrintRite3D® systems and software, and sales of contract AM manufacturing for metal AM parts, we believe that we will have sufficient funds to pay our administrative and other operating expenses through 2017. Until we are able to generate significant revenues and royalties from selling or licensing our PrintRite3D®-enabled technologies and our contact AM manufacturing services, our ability to continue to fund our liquidity and working capital needs will be dependent upon revenues from existing and future PrintRite3D®-enabled engineering consulting contracts, strategic partnerships, contract manufacturing orders in connection with our EOS M290 metal printer, and proceeds received from sales of our securities. Revenue we generate from licensing our technologies is not expected to increase significantly during 2017 and we also anticipate that there will be an increase in the amount of cash we will use during the remainder of 2017 in connection with our efforts to identify compatible businesses to possibly acquire that will be synergistic with our business (although there is no assurance than any acquisition will be consummated). Accordingly, we will have to obtain additional capital from the sale of additional securities or by borrowing funds from lenders to fulfill our business plans. If we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. There is no assurance that we will be successful in obtaining additional financing. Such financing, if in the form of equity, may be highly dilutive to our existing stockholders and may otherwise include onerous terms. Such financing, if in the form of debt, may include debt covenants and repayment obligations that are onerous and that adversely affect our business operations. If adequate funds are not available to us, we may be required to delay, limit or terminate our business operations If we fail to obtain sufficient funding when needed, we may be forced to delay, scale back or eliminate all or a portion of our commercialization efforts and operations.

Inflation and changing prices have had no effect on our continuing operations over our two most recent fiscal years.

We have no off-balance sheet arrangements as defined in Item 303(a) of Regulation S-K.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported assets, liabilities, sales and expenses in the accompanying financial statements. Critical accounting policies are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. Such critical accounting policies, including the assumptions and judgments underlying them, are disclosed in Note 1 of the Notes to the Audited Condensed Financial Statements appearing elsewhere in this prospectus. However, we do not believe that there are any alternative methods of accounting for our operations that would have a material effect on our financial statements.

BUSINESS

Overview

Sigma is a software company that has developed In-Process-Quality-Assurance (“IPQA”) software known as PrintRite3D®. This technology is also sometimes referred to as Real-Time-Computer-Aided Inspection (“CAI”).  Sigma believes that its PrintRite3D® solves the major problem that has prevented large-scale metal part production using 3D printers.

3D metal manufacturing is a technology that uses lasers to form or create parts out of welding powdered metals into a 3-dimensional (3D) object. The quality of these parts can vary from any given part to another on a single production run. Therefore, traditional after the fact quality inspection methods do not assure quality of 3D printed parts. Sigma believes that the best, indeed, only way to attain high yields for both manufacturing quality and cost efficiency  is an IPQA® approach that looks at each part in real time as it is being manufactured and determines in real time whether it meets quality specifications.

GE Aviation has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce Leap engine 3D printed metal parts. Since September 2016, GE has spent over $1 billion buying controlling interests in AM equipment manufacturers, Concept Laser and Arcam AB, and invested over $300 million creating AM manufacturing capability in both the United States and India. However, unless companies that utilize a 3D production facility like GE Aviation are able to effectively check each part for conforming attributes of shape, density, strength and consistency in real-time during the manufacturing process, we believe that such companies will be at risk of letting some substandard parts through and, also, be unable to improve the workflow and high quality yields of 3D printing functional metal parts. We believe that our software, which can be positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the quality specifications of the computer file as such part is being made. In essence, our software enables 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production or after the fact, our PrintRite3D® software has been designed to fundamentally redefine traditional QA by embedding quality assurance and process control into the manufacturing process in real time.

We have filed patent applications on our In-Process Quality Assurance™ (“IPQA®”) process and procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their digital manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and more reliable parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”).

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to actual parts. 3D printing has been applied to the manufacture of plastic parts for decades. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Worldwide revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts, given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on helping the transformation of analog manufacturing of precision, high-tolerance parts in the U.S. today to a digital enterprise of tomorrow complete with automation, robotics and closed-loop process control. We believe that the on-going success of 3D printing for metal parts will be highly dependent upon the evolution of digital quality assurance procedures used, such as our PrintRite3D® process control.

About Quality Assurance in 3D Printing

Current methods for providing quality in 3DP are generally either inaccurate due to use of procedures that do not recognize and measure the primary quality issues of 3D metal manufacturing or are cost prohibitive due to the expense of equipment required to examine the interior of complex dense parts such as 3D can create, and further, may be inaccurate due to misuse of statistically based assessments.  After 3D-manufacture, costs are normally incurred by using non-destructive technologies such as ultrasound and non-traditional x-ray scanning technology on these parts, and old-fashioned visual inspection. Destructive testing of 3D parts is a mis-applied carryover from current Subtractive Manufacturing quality assurance practice in which the great consistency of CNC machines  permits quality inspectors to infer the quality of a production run by cutting up and analyzing a statistically relevant number of parts. The test result of the parts that are destroyed and analyzed have been, at great time and expense, statistically demonstrated to be representative of the rest of the parts in the production lot. The underlying premise of quality assurance for Subtractive Manufactured parts is that if a machine is set up properly, then all parts it produces will be the same. This simple, effective and accurate quality system does not apply to Additive Manufacturing, in which each part is built in an average production lot of 5-20, and in which quality variance may occur from part to part and within any part notwithstanding that the AM machine settings are the same. Therefore, unable to rely on a traditional statistically based quality system, 3D Manufacturing’s optimum quality assurance system would evaluate the quality of each individual part.  PrintRite3D®’s in-process quality inspection approach of each part individually allows a manufacturer to use AM to form a single part, such as a hip replacement or one spare aircraft part needed on an aircraft carrier, or several lots of the same part, in large quality – each approved or rejected in real time and based upon 100% inspection during fabrication. We offer our customers' the ability to use real-time sensors to track individual scans of each layer, and our software continuously analyzes the part health so that when it is finished we can determine  if it meets the production quality standard set by the customer. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more. Most importantly is the ability of our software to reduce risk associated with the qualification and certification of printed parts.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers product warranties and assurances that its printed parts were produced in compliance with stringent quality requirements. Orders for our software have been received from Honeywell Aerospace, Aerojet Rocketdyne, Woodward, Siemens Turbomachinery, Pratt and Whitney, and Solar Turbines.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon, Desktop Metal and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a computer aided design (“CAD”) model of the part into the Cloud as shown in “A” in Figure 1. Next, computer aided engineering (“CAE”) and/or computer aided manufacturing (“CAM”) instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam, or other energy source, focused onto the build platform melts each successive layer of powder in 20-60 micron increments. Our PrintRite3D SENSORPAK® (see “C” in Figure 1) detects, records, analyzes and compares the part as it is being made layer-by-layer against the CAD/CAM specifications and physical reference points for quality assurance during manufacturing. Our PrintRite3D INSPECT®, Version 3.0 software determines compliance of each part for its metallurgical quality. Our alpha version of PrintRite3D CONTOUR® software determines the shape and conformity of a part in real-time manufacture with its geometric design specification.

Our PrintRite3D® CAI web-based software suite (see “D” in Figure 1) resides in situ and/or in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D SENSORPAK® (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D SENSORPAK®, is an edge computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® Digital Quality Record (“DQR”) and report, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Business Activities and Industry Applications

Our principal business activities include the continued development and commercialization of our PrintRite3D® suite of software applications, with our main focus currently on the 3DP and the AM industry as well as further developing our contract additive manufacturing business for metal 3DP to be a customer prototype center available for cutting edge 3D challenges and a concurrent means of demonstrating and proving the merit of PrintRite3D® for customers’ parts or application. Our strategy is to continue to leverage our advanced manufacturing knowledge, experience and capabilities through the following means:

•Identify, develop and commercialize our quality assurance software Apps for advanced manufacturing technologies designed to assure part quality in real time as the part is being made and improve process control practices for a variety of industries;

•Provide materials and process engineering consulting services in respect of our PrintRite3D® CAI quality assurance software Apps for advanced manufacturing to customers that have needs in developing next-generation technologies for digital manufacturing technologies; and

•Build and run a prototype and small lot contract manufacturing and demonstration division for metal 3DP beginning with our EOS M290 state-of-the-art metal printer.

We are presently engaged in the following industry sectors:

•Aerospace and defense manufacturing; and

•Energy and power generation.

We also seek to be engaged in the following industry sectors and have begun to develop relationships with leading manufacturers in each such sector:

•Bio-medical manufacturing;

•Automotive manufacturing; and

•Other markets such as firearms and recreational equipment.

We generate revenues through PrintRite3D® hardware and CAI software licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. Additionally, we generate revenues from our contract manufacturing activities in metal AM. By running a contract AM services operation, we are able to understand the current needs of our customers and where they are going with their next-generation product development efforts. Contract AM further allows us a means for continuing/self-funding our IPQA®-enabled R&D and product development activities for CAI software. We provide our AM contract manufacturing services to customers in the form of Quality as a Service (“QaaS”). Starting with our PrintRite3D® cloud-based SaaS model, customers will contract with us for CAE, CAM and CAI services to generate and establish a DQR for AM built parts. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data.

In late 2015, we launched two programs − an Early Adopter Program (“EAP”) and an Original Equipment Manufacturer (“OEM”) Partner Program − designed to broaden our market presence and speed adoption of our PrintRite3D® technology. The EAP was designed to attract end user customers who have an existing, installed base of 3D metal printers and to offer them incentivized pricing in return for feedback on engineering and beta releases of our PrintRite3D® software Apps. Our OEM Partner Program was specifically designed for AM machine manufacturers seeking to embed our PrintRite3D® quality assurance software Apps directly into their machines for customers purchasing a turnkey solution for their new AM machine purchases.

We possess the resident expertise to provide manufacturing materials and process (“M&P”) engineering services and support to companies using our PrintRite3D® software Apps for metal AM. Accordingly, in addition to our primary business focus, we intend to generate revenues by providing such engineering services and support to businesses licensing our PrintRite3D® software Apps.

Our President and Chief Technology Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the past 34 years. Due to his work with the DOE, our President and Chief Technology Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Early-Stage Technology Commercialization and Market Positioning

Since our inception in 2010, we have made progress in bringing early-stage disruptive technology from scientific concept and curiosity to practical reality, as described below.

PrintRite3D® Quality Assurance Software for Computer-Aided Inspection of Metal Additive Manufacturing

We believe that AM will significantly impact the manufacturing landscape. AM results in very efficient metal utilization for parts made on-demand, and utilizes a wide variety of rapid prototyping methods. As a result of AM, parts can go straight from computer-aided designs (CAD) and 3D computer models to actual, physical parts through the use of computer-aided engineering (CAE) and computer-aided manufacturing (CAM) steps. However, there are severe challenges in connection with 3D printing of metal parts. Current manufacturing processes are not capable of making every part right the first time. Also, process consistency and repeatability require further development for metal parts and this is a typical case for emerging technologies. Although many industry experts have lamented that 3D Printing for metal parts is limited in current applications, we are developing our IPQA®-enabled technology into a hardware and software suite of products for CAI of AM known as PrintRite3D®, which we expect will address some these shortcomings and enable mass production for metals AM technology to be realized sooner than would otherwise be possible given its current state of maturity. PrintRite3D® comprises a suite of CAI software apps that address the three fundamental problems facing metal AM today, namely: assuring the metal integrity or quality of the product; assuring the as-built geometry of the product; and, increasing the productivity or speed of the AM process.

Contract Manufacturing for Metal Additive Manufacturing

According to the Wohlers 2016 Annual Report, industry growth in the service provider segment in 2015 was an estimated $2.8 billion, an increase of 33% from $2.105 billion in 2014. This market segment grew by 38.9% in 2014, 26.3% in 2013, and 36.4% in 2012. End users are still in the early stages of adding metal AM systems to supply production parts to aerospace and defense OEMs, such as GE Aviation (“GEA”), Honeywell Aerospace, Pratt & Whitney, and Siemens Turbomachinery. We believe that most AM machines produced through 2016 are still not well suited for production applications. They have limited feedback measurement and control sensors to guarantee part quality real time. Some of the latest machines available, such as EOS’s M290 machine, are beginning to be sold with limited advanced measurement system capability.

We believe that this service provider market segment represents an opportunity for us to capture significant portions of the demand for metal production parts. Accordingly, we acquired our first EOS M290 metal printing machine in 2014. Using the M280 as its base, the M290 adds improved energy efficiencies, faster build times, and slightly larger build platform capabilities. Through our EOS M290 machine, our customers will gain the benefits of many years of M280-proven applications while accessing the latest in DMLS® technology, as well as receiving parts certifiably produced using our state-of-the-art PrintRite3D® quality assurance software Apps. We provide our AM contract manufacturing services to customers in the form of Quality as a Service.

A detailed description of our technologies and business follows.

PrintRite3D® Quality Assurance Software for Additive Manufacturing

The Market

An area of increasing interest in the manufacturing world is AM or 3DP. AM is a method of producing functional parts directly from computer design or CAD files without any tooling or other processing.

The sale of AM products and services is expected to exceed $8.8 billion worldwide in 2017. The AM industry is expected to grow to about $15.8 billion in 2019. In 2021, the AM industry is forecasted to grow to about $26.5 billion, all according to the Wohlers 2016 Annual Report.

Metal parts are a small and rapidly growing segment of this overall market space as AM or 3D printing moves from just making models to making actual, fully functional parts. Large end users such as Honeywell Aerospace, GEA and Boeing Defense view AM as an enabling process for many components. A recent report in a series by Deloitte University Press on additive manufacturing published in Fall 2015 titled, “3D Opportunity For Quality Assurance and Parts Qualification,” states that, “[o]ne of the most important barriers is the qualification of AM-produced parts. So crucial is this issue, in fact, that many characterize quality assurance (QA) as the single biggest hurdle to widespread adoption of AM technology, particularly for metal.” We believe that OEM end user companies as well as first-tier suppliers cannot achieve their long-term AM production goals without advanced quality assurance and control technologies for metal AM parts because current quality control methods are not sufficient to reliably allow cost-effective manufacturing of safety- and performance-critical metal parts. We believe that our PrintRite3D® CAI technology would directly address this “important barrier” for metal parts and allow such AM applications to move forward. In response to this need, we have experienced an increase in our installed base of PrintRite3D® systems and we are beginning to provide material & process engineering services and support for our PrintRite3D® software licenses for our installed base at GEA, Honeywell Aerospace, Spartacus3D, Additive Industries, Aerojet Rocketdyne, 3D Material Technologies, LLC, Woodward, Siemens, Pratt & Whitney, and the Edison Welding Institute (“EWI”).

We have ongoing contracts that include a Phase 3 project with Honeywell Aerospace funded by the Defense Advanced Projects Agency (“DARPA”) on the application of our PrintRite3D® technology to performance-critical AM metal parts for aerospace. This project is vitally important because it provided an early opportunity to demonstrate how our IPQA®-enabled PrintRite3D® software Apps will reduce our customers’ reliance on unnecessary post process inspection, ultimately reducing costs and improving quality for AM of highly critical aerospace metal components. Also, we were a participant on a GEA led team of companies and universities, which was awarded a research contract by the National Additive Manufacturing Innovation Institute (“NAMII” or America Makes) titled, “In-Process Quality Assurance™ for Laser Powder Bed Production of Aerospace Components”. The contract has the stated objective of maturing our In-Process-Quality-Assurance™ (IPQA®) technology for aerospace applications by leveraging a development approach incorporating multiple AM OEM machines, multiple superalloys, and multiple product intent aerospace components. In support of this effort, we were awarded related contracts from the subcontractor Aerojet Rocketdyne to install one of our PrintRite3D® systems and software Apps on a Concept Laser M2 metal AM machine at Aerojet Rocketdyne’s Canoga Park, California facility, as well as a contract from Honeywell Aerospace to make initial test specimens for reliability and repeatability testing using our EOS M290 printer. We were also part of a large research team, led by the Edison Welding Institute that was awarded a grant funded by the National Institute of Standards (“NIST”) to ensure that quality parts are produced and certified for use in products made by a variety of industries and their supply chains. The emphasis was on providing tools needed for additive manufacturing applications to progress from prototype to serial production. This program was successfully completed in Fall 2015. We are currently a subcontractor to Honeywell Aerospace who was awarded a program in 2015 by America Makes which is designed to address Design for Additive Manufacturing (“DFAM”) issues. In support of this program, we will use our EOS M290 printer to build canonical shapes and mechanical test specimens for evaluation by Honeywell Aerospace.

Technology and Competitive Advantage

The evolution of AM from prototyping to volume manufacturing in production runs is occurring in, and led by, aerospace while also appearing in niche products such as medical appliances and replacement parts of diverse applications, including unavailable parts required by still deployed but aging technologies. A major problem for 3D metal products production-run manufacturing today is that traditional quality systems that rely heavily on other industries’ experiences with high precision CNC machines in Subtractive Manufacturing that lathe, mill, or drill with high precision consistency and can successfully rely on after-manufacture statistically based part sample destruction and inspection procedures simply do not export and apply to Additive manufacturing machines. Further, post-production non-destructive test instruments from ultrasound to CT Scans are either not effective or not cost efficient on many complex part configurations that take advantage of 3D capability, and in the case of CT scans, are prohibitively expensive for production cost efficiency. The most important feature of our PrintRite3D® is that it develops actionable quality and process control data of manufacturing information in real-time and, when no flaws are detected, can provide manufacturers and their end-users with a part-by-part quality certification backed up by a file of supporting data.

Our PrintRite3D® suite, as described below, is composed of hardware, software, data analytics, and proprietary algorithms. The hardware is an array of photodiodes, non-contact pyrometer, and a data processing unit that can be either sold with an AM manufacturing machine unit by an OEM manufacturer or retrofitted on customers’ sites.

•PrintRite3D® SENSORPAK™ – the auxiliary sensor and hardware kit that sits on every AM machine to collect the data to drive the software.

•PrintRite3D® INSPECT™ – software which verifies quality layer by layer.

The following software modules are currently in development:

•PrintRite3D® CONTOUR™ – software which assures the as-built geometry.

•PrintRite3D® ANALYTICS™ – software that harvests, aggregates, and analyzes big data from in-process manufacturing data and post-process manufacturing data.

•PrintRite3D® THERMAL™ – software which predicts the residual stress and distortion in the part.

The proprietary software and its embedded algorithms process the very substantial quantity of layer by layer data gathered and then informs operators of the Quality Compliance status of each part in a build. We have been active in patent protecting our in-depth data analysis and quality algorithms to link our analysis to root cause metallurgy for determining the granular quantification of the part conformance to metallurgical requirements such as tensile strength. Concurrent with assessing the internal quality features of all parts in a build, PrintRite3D® deploys its CONTOUR™ module that measures each part’s adherence to the configuration specification of both internal channels and external form. OEM machine manufacturers as well as control system manufacturers may use the Sigma data stream to direct machine performance adjustments.

We have developed a tool that enables companies using Additive Manufacturing equipment for metal parts to move from prototyping on into production runs by assuring quality in a uniquely reliable and cost-effective fashion. Not only does PrintRite3D® enable a single AM machine to operate at high quality yields, by measuring the product of the manufacturing equipment rather than just the equipment settings, it also is a reliable method to assure and document uniform quality assurance of a single part’s specification being manufactured by factories utilizing a number of different AM machines.

We believe that the broad domain coverage of our PrintRite3D® patents and metallurgical know-how make the licensing of our product suite to be the best means by which Additive Manufacturing OEM equipment manufacturers can offer in-process-quality-monitoring that certifies and documents the quality of all parts that pass continuous inspection. PrintRite3D® provides 3D metal manufacturing equipment makers with a patent protected data configuration of information that the manufacturers may use to adjust controls of their equipment in response to real-time quality information by, for example, precisely adjusting laser power to sustain manufacturing to design and specification.

Our IPQA®-enabled PrintRite3D® software Apps appear well suited to meet the needs of metal AM at this critical juncture in its development. Our technology will allow metal AM to be used during manufacturing of safety-critical or performance-critical metal parts, such as used in aerospace, defense and biomedical. Currently, these applications are difficult because the part quality cannot be completely guaranteed using today’s conventional nondestructive inspection technologies, because using inspection after manufacturing is difficult, costly and does not find all defects of concern. Therefore, we believe that PrintRite3D® could be an enabler for metal AM to realize its full potential. We have unique and patent protected offerings in this field. Furthermore, as a greater number of these AM applications could be cloud-based, the PrintRite3D® technology is fully compatible with highly networked, cloud- or web-based implementation – subject to the data and intellectual property restrictions which may be imposed by some companies for competitive reasons.

Our proprietary PrintRite3D® software Apps have been demonstrated and tested at many manufacturing sites around the world. We believe these demonstrations have served to validate the underlying technology of PrintRite3D® INSPECT™ and SENSORPAK™ software and hardware modules, respectively. In addition, we have developed relationships with experienced aerospace companies in North America that have assisted in the validation of the underlying technology for our PrintRite3D® software App known as CONTOUR™.

We are continuing to work with Honeywell Aerospace on the separate development of our PrintRite3D® CONTOUR™ software App for metal-based AM under our Trial Evaluation Agreement with Honeywell Aerospace, which sets forth the parties’ intent to use Honeywell’s Advanced Manufacturing Engineering Center as a beta test site for our PrintRite3D® CONTOUR™ software module. In further support of this effort, in 2015 Honeywell Aerospace installed its second PrintRite3D® system on one of its Concept Laser M2 machines at their Advanced Manufacturing Engineering Center in Phoenix, Arizona.

We have expanded our market presence and associated installed base of PrintRite3D® systems through our EAP and our OEM Partner Program to include European companies in France, Germany and The Netherlands. These European partners’ installations are key to our long-term strategy to broaden its installed base through our EAP as well as gain market presence though embedded OEM offerings of our PrintRite3D® technology. Our PrintRite3D® product commercialization efforts reflect the strategic nature of our selective alliance partnerships.

We believe PrintRite3D® is uniquely positioned to grow into this market as its technology is platform independent and deployable with all currently known metal AM manufacturing units.

Business Model

Our current commercialization strategy for PrintRite3D® products is:

•Enter into early adopter license agreements with high potential future AM equipment manufacturers and complex part AM manufacturing service bureaus;

•Enter into OEM license agreements for PrintRite3D® to be manufactured directly into the printers of major AM equipment manufacturers;

•Provide manufacturing engineering consulting services to third parties that have needs in developing quality assurance tactical methods for manufacturing; and

•Build and run a contract manufacturing division for metal AM commencing with our EOS M290 state-of-the art metal printer.

PrintRite3D® is designed to run on different machine platforms which allow us to maximize our product offering to the entire AM metal market. The target markets include OEMs both on the AM software side as well as OEM machine producers and end users.

We believe another much-needed area for AM metal parts manufacturing is in software Apps for reducing design and development cycle times, saving the end customer time and money. In support of that, in 2016, we entered into a Technology Development Agreement with 3DSIM, LLC of Park City, Utah, to pursue commercial metal AM software opportunities for rapid qualification and part certification. These software Apps could form the underpinnings and backbone of a conceptual software App known as THERMAL™. We expect in the future to attempt to develop and offer a PrintRite3D® suite of Apps which would be specifically developed to improve part designs and reduce traditional trial and error design approaches for features such as distortion control.

To summarize, we have formed an operating division focused on real-time, advanced quality assurance solutions for additive manufacturing thereby increasing the value of the AM part. Although in the past our revenues have been generated mainly through engineering consulting services we provided to third parties, we have generated revenues from December 2013 through December 2016 through sales and licensing of our PrintRite3D® systems and software.

Contract Manufacturing for Metal Additive Manufacturing

The Market

According to the Wohlers 2016 Report, in 2015 the Additive Manufacturing industry’s primary and secondary worldwide revenues were $7.024 billion, up 22% from 2014. Wohlers forecasts that AM’s primary revenues alone will top $8.8 billion in 2017. Our initial target market within this burgeoning marketplace is the production of metal parts. According to figures for 2015, revenues attributable to metals for AM are estimated to be over 17% of the total revenues in the AM markets.

As demand continues to increase for AM prototyping services, contract AM service bureau providers that can deliver low-rate initial production capacity, and as commercial companies in highly-regulated industries begin to gain regulatory acceptance for AM designed parts, we believe there is a burgeoning need for contract manufacturing services to produce these much needed metal AM parts. The number of  independent service bureaus for AM parts has become much smaller as a result of merger and acquisition activities since 2012, and we believe what remains is small, fragmented and probably through 2019 less capable than the first generation of service bureau providers.

Technology and Competitive Advantage

We currently have an AM 3D metal printing facility that employs state-of-the-art technology from the leading provider of metal AM systems, Electro-Optical Systems. While our current printing capacity is limited, we believe that a unique selling point or competitive advantage is our PrintRite3D® technology. Our EOS M290 printer is outfitted with our latest PrintRite3D®-enabled technology allowing us to provide customers with the necessary objective evidence of compliance to design intent, or QaaS data package, to ensure they can meet compliance with their design intent and ultimately end-user performance requirements for their highly-critical and demanding components. Our Quality as a Service starts with our PrintRite3D® cloud-based SaaS model. Customers will contract with Sigma to generate and establish a digital quality record for AM built parts based on Design for Additive Manufacturing (“DFAM”) principles. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data. Our QaaS service benefits our customers by providing independent quality assurance and increased process intelligence and access to our latest big data sophisticated and proprietary ANALYTICS™ software Apps for trending and additional manufacturing intelligence.

Business Purpose

Our AM 3D metal printing facility serves three business purposes. First, it is a demonstration facility that allows Sigma a means of demonstrating its IPQA products for a prospective customer without them having to first install it on their equipment. Second, the printing facility allows Sigma to stay current with the market’s needs by manufacturing high technology prototypes and then evaluating the challenges that each new configuration poses. Third, the in-house printing facility enables Sigma to conduct research that deepens its own IPQA products.

Competition

We believe our technologies will be beneficial to several industries, including aerospace, defense, oil and gas, bio-medical, and power generation. However, developments by others may render our current and proposed technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Additionally, our competitive position may be materially affected by our ability to develop or successfully commercialize certain technologies that we have identified for commercialization. Other general external factors may also impact the ability of our products to meet expectations or effectively compete, including pricing pressures.

We anticipate some of our principal competitors in the United States will include AM End Users, such as GE Aviation, Honeywell Aerospace, Rolls-Royce PLC, Pratt & Whitney; AM OEM equipment manufacturers, such as EOS, Concept Lasers, 3D Systems, Renishaw, Arcam and SLM; third party solution providers like Stratonics Inc., and Vibrant Corporation that specialize in designing and manufacturing quality control monitoring devices used in industrial applications. Most of these competitors have significantly greater research and development capabilities than we do, as well as substantially more sales, marketing and financial and managerial resources. These entities represent significant competition for us. In addition, acquisitions of, or investments in, competing companies by large corporations could increase such competitors’ research, financial, manufacturing and other resources.

Intellectual Property

We regard our patents, trademarks, domain names, trade secrets, know-how, and other intellectual property as critical to our success. We rely on a combination of patent, trademark, trade secret, other intellectual property law, confidentiality procedures, and contractual provisions with employees, partners, and others to protect the technology and other proprietary rights, information and know-how that comprise the core of our business. The below chart summarizes our issued patents. We are currently prosecuting ten foreign and U.S. patent applications related to our IPQA® technology and rapid qualification of additive manufacturing for metal parts. Eight of these ten patent applications published between November 2015 and January 19, 2017. There is no guarantee that the patent applications we have submitted will issue or that if issued, they will offer adequate protection under applicable law.

Title	Type	Patent No.

Controlled Weld Pool Volume Control of Welding Processes	US Utility	8,354,608
Structurally Sound Reactive Materials	US Utility	8,372,224
Composite Projective	US Utility	8,359,979

Government Regulation

Any contracts that we enter into with governmental agencies will be subject to a variety of federal, state and local laws and regulations. These regulations are aimed at preventing the inadvertent disclosure of munitions related data or the export of technical knowledge to foreign countries. The work we do with governmental units may also be subject to laws respecting the confidentiality of any classified or national security information we receive during the course of our activities under any government contract.

Additionally, with respect to our work with government agencies, our sales are driven by pricing based on costs incurred to produce products or perform services under contracts with the U.S. government. U.S. government contracts generally are subject to Federal Acquisition Regulations (“FAR”), agency-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulations and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines and could lead to suspension or debarment from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. government agencies such as the Defense Contract Audit Agency (“DCAA”). These agencies review a contractor’s performance, cost structure, and compliance with applicable laws, regulations, and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation, and information systems.

Employees

As of June 30, 2017, we had 9 full-time employees and 1 part-time employee. We are actively searching for additional, qualified administrative and engineering staff, as well as sales and marketing staff, to support our expanding operations in the area of IPQA® for AM, as well as contract manufacturing in the AM service provider sector.

Properties

We lease at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, approximately (1) 1,306 square feet of office space at units C-15, C-16, C-17, C-20 and C-23 for a total monthly rent expense of approximately $2,575 under the lease, which expires on July 31, 2018, (2) 172 square feet of office space at unit C-14 for a total monthly rent expense of approximately $400 under the lease, which expires on September 30, 2018, (3) 202 square feet of office space at unit C-13 for a total monthly rent expense of approximately $450 under the lease, which expires on October 31, 2018, (4) 708 square feet of production space at unit E-42, for a total monthly rent expense of approximately $775 under the lease, which expires on September 30, 2018, (5) 708 square feet of production space at unit E-38, for a total monthly rent expense of approximately $800 under the lease, which expires on December 31, 2017, and (6) 512 square feet of warehouse / production space at unit E-40, for a total monthly rent expense of approximately $650 under the lease, which expires on September 30, 2018.

We believe that our facilities are suitable for our current needs.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position held by each of our executive officers and directors as of November 6, 2017:

Name	Age	Position
John Rice	71	Interim Chief Executive Officer and Chairman of the Board of Directors
Mark J. Cola	57	President and Chief Technology Officer
Nannette Toups	61	Chief Financial Officer and Treasurer
Ronald Fisher	47	Vice President of Business Development
Franks J. Garofalo	66	Director
Salvatore Battinelli(1)(2)(3)	74	Director
Dennis Duitch(1)(2)(3)	72	Director

_____________________

(1)Member of our Audit Committee

(2)Member of our Compensation Committee

(3)Member of our Nominating and Corporate Governance Committee

Business Experience and Directorships

The following describes the backgrounds of our current executive officers and directors. Our board of directors has determined that the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under applicable SEC rules.

John Rice was appointed to our Board of Directors on February 15, 2017, was appointed as Chairman of our Board on April 19, 2017, and was appointed as our interim Chief Executive Officer on July 24, 2017.  Mr. Rice has extensive experience in business operations.  In 1990, Mr. Rice founded ASiQ, LLC, a firm specializing in operations management services ranging from launching successful startups and executing business turnarounds to financings, crisis management and the repositioning of enterprises for sale at optimum market prices.  Mr. Rice presently serves as ASiQ’s CEO and President.  He also served as CEO of Coca-Cola Bottling Company of Santa Fe, a client of ASiQ’s, from 2009 to 2015.  From 2010 to 2012, Mr. Rice served as Director and Contracts Officer of Detector Networks International.  Mr. Rice frequently lectures on breakout growth strategies, crisis management, corporate turnarounds, venture capital, and financial structuring and strategies.  He has also served on a number of boards.  Since 2005, Mr. Rice has served as Director of New Mexico Angels, Inc., a New Mexico based group of accredited individual angel investors.  Since 2016, Mr. Rice has served as Director of Akal Security, Inc.  He was also a Director of Detector Networks International from 2010-2012, where he successfully negotiated the principal component of a business turnaround for the company. Mr. Rice is an honors graduate of Harvard College.

Our board of directors believes that Mr. Rice is qualified to serve as a member of the board because of his broad and deep experience in improving business operations, engineering financial structures that support ongoing needs of operating companies, and building investor and shareholder values.

Mark J. Cola has served as our Chief Technology Officer since July 24, 2017, and as our President since September 2010.  He served as our Chief Executive Officer from September 2012 until July 24, 2017, and served as our Chief Operating Officer and as a director from September 2010 until July 24, 2017.  From June 2006 through April 2010, Mr. Cola served as Director of Operations for the Beyond6 Sigma Division of TMC Corporation. In addition, Mr. Cola has over 32 years of experience in the aerospace and nuclear industries, including with Rockwell International, SPECO Division of Kelsey-Hayes Co., Westinghouse in the Naval Nuclear Reactors Program, Houston Lighting & Power, and within the NNSA Weapons Complex at Los Alamos National Laboratory at which he held various technical and managerial positions including team leader and group leader of the welding and joining section as well as an advanced manufacturing technology group, respectively. He has also worked as a Research Engineer at Edison Welding Institute and for Thermadyne’s Stoody Division, a leading manufacturer of wear-resistant materials.

At Beyond6 Sigma, Mr. Cola worked with a wide range of clients ranging from aerospace to defense systems. His expertise is in manufacturing process development, friction welding, light alloys such as titanium and aluminum, mechanical, physical and welding metallurgy, and nickel-based super-alloys for harsh environments. Mr. Cola served as the Technical Co-Chairman for the inaugural National Nuclear Security Administration Future Technologies Conference held in May 2004, and he is a principal reviewer for the American Welding Society’s Welding Journal. Mr. Cola earned a B.S. in Metallurgical Engineering and an M.S. in Welding Engineering from The Ohio State University.

Nannette Toups was appointed as our Chief Financial Officer and Treasurer in September 2017.  Since December 2013, Ms. Toups has served as a contract CFO and provided accounting services to a variety of clients in different industries ranging from non-profits to medical device development. From May 2008 to October 2013, Ms. Toups served in various positions at Qforma, Inc., a privately-held custom software development company, including as Controller and most recently as Senior Vice-President of Finance and Administration. Prior to joining Qforma, she served as an independent consultant from October 2005 to May 2008, providing a variety of financial, accounting and management services to individuals, entrepreneurs and a non-profit organization. From May 2004 to September 2005, Ms. Toups served as the Controller of KSL Joint Venture, where she was responsible for all accounting and financial reporting activities for the Site Support Services Group at Los Alamos National Laboratory. From January 2002 to April 2003, she served as the Controller and Treasurer of BiosGroup, Inc., a closely-held complexity science consulting company. Prior thereto, Ms. Toups served in various positions at Louisiana Intrastate Gas Company, LLC, including Controller and Transition Projects Manager. Ms. Toups received her CPA certification in 1984 and holds a bachelor’s degree in business administration and accounting from Louisiana State University, and a master’s of liberal arts degree from St. John’s College.

Ronald Fisher was appointed as Vice President of Business Development of Sigma on August 10, 2015, and leads the PrintRite3D® Operating Division. Mr. Fisher is a Mechanical Engineer with hands-on experience in quality, manufacturing, and product development. He has an MBA and has distinguished himself as a lead sales and marketing officer as well as a Chief Operating Officer. He was a Program Manager at Swagelok from 1988-2004, and Vice President and General Manager, Aftermarket and Geometry Systems, at Micropoise Measurement Systems from 2004 until 2013, and a Partner and COO of Laszeray Technology, LLC from 2013 until 2014. Mr. Fisher holds a Bachelor’s Degree in Mechanical Engineering Technology from the University of Akron as well as an MBA from Kent State University.

Frank J. Garofalo was appointed to our Board of Directors on January 10, 2017. For more than three decades, Mr. Garofalo has been a management consultant and corporate finance advisor working on “special assignments” for chief executive officers and boards of directors, primarily in technology driven markets, assisting companies ranging from $10 million to over $10 billion in size. His career in professional services includes his serving as Vice President in the Investment Banking division of PaineWebber (now UBS) and as Director and Senior Consultant in Arthur D. Little’s Technology consulting practice.

While at Arthur D. Little, Mr. Garofalo was the lead manager on a number of major studies for Fortune 500 client organizations in product/market forecasting, technology trends assessments, market research, strategic business planning, evaluations of diversification and acquisition opportunities. He also assisted in the launch of CAD/CAM, CAE and Advance Manufacturing practice within the Technology group at Arthur D. Little. While at PaineWebber Corporate Finance Group, his assignments included dozens of business development, corporate development and corporate finance projects including private placements of equity financing, mergers, acquisition, divestitures and establishing joint ventures / strategic alliances.

Mr. Garofalo is an expert in strategic, competitive, and market analysis with an emphasis on business and corporate development and the maximization of shareholder value. He has served on a number boards. He was a Director of J.M. Lafferty Associates, Inc in Chicago, a financial analytics and portfolio research firm, when he acted as advisor in the sale of the business to Corporate Development Board. From 2000 until 2011, he was a Director of Dynagraf, Inc., one of the top Marketing Communications companies in New England, where he acted as advisor in the sale of the business to Universal Millennium.

Mr. Garofalo earned a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology, a Master of Science degree in Computer Systems Engineering from the University of Michigan, and a Master of Business Administration from Harvard University.

Our board of directors believes that Mr. Garofalo is qualified to serve as a member of the board because of his extensive experience in rendering a wide variety of management and financial advisory services.

Salvatore Battinelli was appointed to our Board of Directors on August 16, 2017. Mr. Battinelli is currently the President and Chief Executive Officer of Bello e Preciso Co., a manufacturer and wholesaler of Italian-made fashion watches, and has served in those roles since early 2017. Prior to joining Bello e Preciso Co., from 2011 to 2013, Mr. Battinelli served as Vice-President of Development and Long Term Strategy of North American Management Corporation, a wealth management firm based in Boston, Massachusetts with over $2 billion in assets under management. From 1987 to 2011, Mr. Battinelli served as Executive Vice-President and acting Chief Executive Officer and Chief Operating Officer of Faneuil Hall Associates, Inc., a concierge boutique family office devoted to five interrelated ultra-high net-worth families. Mr. Battinelli’s primary responsibilities while at Faneuil Hall Associates included providing planning and investment advice, the management of approximately 30 asset portfolios and more than 65 individual business entities; and assisting the families in their various business ventures worldwide while working closely with law, accounting and banking functions. During his tenure at Faneuil Hall Associates, Mr. Battinelli served as an executive officer or director for certain of the family owned entities and successfully managed several portfolio company IPOs, as well as serving as CEO and COO for Designhouse International, a Scandinavian furniture company operating out of Atlanta, Georgia, which was previously listed on NASDAQ in 1983.

From 1970 to 1974, Mr. Battinelli served as Audit Manager for Deloitte & Touche (formally Touche Ross), where he specialized in management information systems. From 2002 to 2011, Mr. Battinelli also served as the Chairman of the Board of Directors of HealthLink Europe, BV, a logistics and services company that serves the healthcare industry. Mr. Battinelli is a Certified Public Accountant and received a BS in accounting and an MBA with an emphasis in international economics and accounting, both from Babson College.

Our board of directors believes that Mr. Battinelli is qualified to serve as a member of the board on the basis of his deep understanding of business acquisitions and sales, as well as his background and extensive company management and integration experience.

Dennis Duitch was appointed to our Board of Directors on August 8, 2017. Mr. Duitch has served as Managing Director of Duitch Consulting Group, a private consulting company, since 2003.  Prior to that time, he practiced public accounting, business management, mediation and consultancy nationally, with expertise in strategic and operations management, finance, accounting, strategic planning and business operations for a wide spectrum of companies, including technology, manufacturing and distribution, marketing, real estate, entertainment, and professional practices. He has served in executive officer roles and as a director of public and private companies, not-for-profit organizations, including as Vice-Chairman for Accountants Global Network, and as a top-level advisor for public companies, closely-held businesses, families and high-wealth individuals for over thirty years.

Mr. Duitch began his career with the international CPA firm Grant Thornton in its Chicago, San Francisco and Beverly Hills offices before founding Duitch & Franklin LLP, which evolved to become one of Southern California’s largest independent CPA/Business Management/Consultancy practices, and which was acquired by a public company in 1998.  He subsequently served as President for a consumer products company with direct response marketing, retail, and fulfillment operations, until forming Duitch Consulting Group in 2003 to serve clients in advisory, C-level, and board of director roles.

Mr. Duitch is a Certified Family Business and Estate Advisor, and mediator for matters including partner/shareholder agreements and disputes, business and marital property dissolution, and dysfunctional executive teams and boards of directors. He has lectured extensively in management, financial and accounting areas for the California CPA Foundation, business and professional groups, has instructed at several colleges and universities, and has authored technical articles in management and taxation for regional and national publications.

Mr. Duitch earned a B.B.A degree in Accounting from the University of Iowa and a Master of Business Administration in Finance from Northwestern University.

Our Board of Directors believes that Mr. Duitch is qualified to serve as a member of the board because of his extensive public accounting experience, which will assist the Board and the Audit Committee in addressing the numerous accounting-related issues, regulations and SEC reporting requirements to which we are subject, as well as his expertise in business management, finance and strategic planning.

Director Independence

Our Board of Directors currently consists of four members. As a result of his appointment as interim Chief Executive Officer, Mr. Rice is no longer considered an independent director, and Mr. Garofalo is no longer considered an independent director because on August 8, 2017 we engaged Garofalo & Associates, LLC, a limited liability company owned and controlled by Mr. Garofalo, to provide services to the Company as corporate development consultant and financial advisor.  Our Board of Directors has determined that our other directors, Dennis Duitch and Salvatore Battinelli, are independent directors in accordance with the listing requirements of The NASDAQ Stock Market. Pursuant to NASDAQ rules, our board must consist of a majority of independent directors. As previously reported in the Company's Form 8-K filed with the Securities and Exchange Commission on July 27, 2017, the Company is no longer in compliance with NASDAQ's independent director, audit committee composition, and compensation committee requirements as set forth in NASDAQ Listing Rules 5605(b)(1), 5605(c)(2) and 5605(d)(4), respectively. In accordance with NASDAQ Listing Rules, (i) we must submit to NASDAQ a plan to regain compliance with NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2) by no later than September 11, 2017 (which plan was submitted prior to such date), and (ii) to regain compliance with NASDAQ Listing Rule 5605(d)(4), we (a) have until the earlier of our next annual stockholders’ meeting or July 24, 2018, or (b) if our next annual stockholders' meeting is held before January 22, 2018, then we must evidence compliance no later than January 22, 2018.  Our Board of Directors intends to identify candidates and to appoint one or more new directors who satisfy the requirements of the NASDAQ Listing Rules prior to the expiration of the applicable compliance and cure periods.

The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board of Directors has made a subjective determination as to Messrs. Duitch and Battinelli, our independent directors, that no relationships exists, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management.  There are no family relationships among any of our directors or executive officers, except that Mark Cola and Amanda Cola are husband and wife.

Classified Board of Directors

In accordance with our amended and restated bylaws, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are classified as follows:

•the Class I director is John Rice, with a term expiring at our 2018 annual meeting of stockholders;

•the Class II directors are Frank J. Garofalo and Salvatore Battinelli, with terms expiring at our 2019 annual meeting of stockholders; and

•the Class III director is Dennis Duitch, and his term will expire at the 2017 annual meeting of stockholders.

Our Board of Directors appointed John Rice as Chairman of the Board on April 19, 2017. Our amended and restated bylaws provide that the authorized number of directors may be changed by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board

Our directors may be removed with or without cause at any meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. Our amended and restated bylaws provide our Board of Directors with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer, if we elect to appoint a Chairman of the Board. Currently, the position of Chairman of the Board of Directors is held by Mr. Rice, our interim Chief Executive Officer, who was appointed as Chairman on April 19, 2017. Until Mr. Rice’s appointment as Chairman, we did not have a Chairman, and Mr. Cola, our President, Chief Technology Officer and former director, generally chaired meetings of our board. The Chairman of the Board is appointed by our Board of Directors on an annual basis.

Our Board of Directors currently believes that this structure is best for our Company, as it allows the Chief Executive Officer to focus on the Company’s strategy, business and operations, while enabling the Chairman of the Board to manage our Board of Directors and serve as a liaison between our Board of Directors and our Company’s senior management. Our Board of Directors also currently believes the separation of offices is beneficial, because a separate Chairman can provide the Chief Executive Officer with guidance and feedback on his performance and the Chairman provides a more effective channel for our Board of Directors to express its views on management. This structure can also enable the Chairman of the Board and the Chief Executive Officer and the other members of our Board of Directors, to be better informed and to communicate more effectively on issues, including with respect to risk oversight matters.

Our Board of Directors does not believe that a formal policy separating the positions of Chairman of the Board and Chief Executive Officer is necessary or desirable. Until Mr. Rice's appointment as interim Chief Executive Officer on July 24, 2017, our Board of Directors determined to separate the positions of Chairman of the Board and Chief Executive Officer, and currently anticipates doing so in the future once we appoint a new Chief Executive Officer.  However, our Board of Directors continually evaluates our leadership structure and could, in the future, decide to combine the Chairman and Chief Executive Officer positions if it believes that doing so would serve the best interests of our Company and our stockholders.

Board Meetings and Committees

During our fiscal year ended December 31, 2016, the Board of Directors held five meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he served during the periods that he served.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Each of our then current directors attended our 2016 Annual Meeting of Stockholders.

Our board has established three standing committees-audit, compensation, and nominating and corporate governance-each of which operates under a written charter that has been approved by our board. Until February 15, 2017, when our common stock became listed on The NASDAQ Capital Market, we were not required to establish or maintain an audit, nominating or compensation committee. Each committee charter has been posted on the Investors section of our website at www.sigmalabsinc.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Proxy Statement.

Audit Committee

The Audit Committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•monitoring our internal control over financial reporting, disclosure controls and procedures;

•establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•meeting independently with our registered public accounting firm and management;

•reviewing and approving or ratifying any related person transactions; and

•preparing the Audit Committee report required by SEC rules.

The members of our Audit Committee are Messrs. Duitch and Battinelli, and Mr. Duitch serves as the chairperson of the committee. Our Board of Directors has determined that each of Messrs. Duitch and Battinelli is an independent director under NASDAQ rules and under SEC Rule 10A-3. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that each member of our Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. The Audit Committee met three times during 2016.

Compensation Committee

The Compensation Committee’s responsibilities include:

•annually reviewing and approving corporate goals and objectives applicable to CEO compensation;

•determining our CEO’s compensation;

•reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•overseeing an evaluation of our senior executives;

•overseeing and administering our equity incentive plans;

•reviewing and making recommendations to our board with respect to director compensation; and

•reviewing and discussing annually with management our “Compensation Discussion and Analysis” when it is required by SEC rules to be included in our Proxy Statements.

The members of our Compensation Committee are Messrs. Duitch and Battinelli, and Mr. Battinelli serves as the chairperson of the committee. Our board has determined that each of Messrs. Duitch and Battinelli is independent under the applicable NASDAQ rules and regulations, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee was established effective February 15, 2017 (i.e., when our common stock became listed on The NASDAQ Capital Market).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•identifying individuals qualified to become board members;

•recommending to our board the persons to be nominated for election as directors and to each of the board’s committees; and

•overseeing an annual evaluation of the board.

The members of our Nominating and Corporate Governance Committee are Messrs. Duitch and Battinelli, and Mr. Duitch serves as the interim chairperson of the committee. Our board has determined that each of Messrs. Duitch and Battinelli is independent under the applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee was established effective February 15, 2017 (i.e., when our common stock became listed on The NASDAQ Capital Market).

Code of Ethics and Business Conduct

The Company has a code of ethics that applies to all employees, including the Company’s principal executive officer, principal financial officer, and principal accounting officer, as well as to the members of the Board of Directors. The code is available at www.sigmalabsinc.com. The Company intends to disclose any changes in, or waivers from, this code by posting such information on the same website or by filing a Form 8-K, in each case to the extent such disclosure is required by rules of the SEC or NASDAQ. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the Board of Directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through standing committees of the Board of Directors that will address risks inherent in their respective areas of oversight. In particular, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines that we may adopt or amend from time to time. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking by our management.

EXECUTIVE AND DIRECTOR COMPENSATION

Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our Compensation Committee and is involved in the determination of compensation for the respective executive officers that report to him. Our Chief Executive Officer does not determine his own compensation. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding short- and long-term compensation for all executive officers based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our Compensation Committee then reviews the recommendations and other data and makes decisions (or makes recommendations to the Board) as to total compensation for each executive officer as well as each individual compensation component.

The following table sets forth certain information concerning the compensation for services rendered to us in all capacities for the fiscal years ended December 31, 2015 and 2016 of Mark J. Cola, our President and Chief Technology Officer, who formerly served as our principal executive officer, Ronald Fisher, our Vice President of Business Development, and Amanda Cola, our former Vice President of Finance and Business Operations (collectively, the “named executive officers”). No other executive officer of the Company earned annual compensation in 2015 or 2016 that exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)	Total ($)
Mark J. Cola - President and Chief Technology Officer (former Principal Executive Officer)	2016	180,000	(1)	—		—		—		—	180,000
	2015	180,000	(1)	---		—		—		—	180,000

Ronald Fisher - Vice President of Business Development(2)	2016	180,000	(1)	—		—		21,108	(4)	—	201,108
	2015	63,750	(1)	—		14,750	(3)	279,343	(4)	—	357,843

Amanda Cola - Former Vice President of Finance and Business Operations(5)	2016	90,000	(1)	10,000	(6)	—		71,394	(7)	—	171,394
	2015	89,250	(1)	—		—		—		—	89,250

(1)Actual amounts paid or accrued.

(2)Ronald Fisher became our Vice President of Business Development on August 10, 2015.

(3)The amount shown reflects 1,250 shares of common stock, subject to vesting restrictions, which were issued to Mr. Fisher during 2015. All such shares remained unvested at December 31, 2015.

(4)In 2015, an option to purchase up to 23,750 shares of common stock of the Company, subject to vesting restrictions, at an exercise price equal to $11.80 per share was granted to Mr. Fisher in connection with the commencement of his employment with the Company. The option had an aggregate grant date fair value of $279,343, calculated in accordance with FASB ASC Topic 718. The amount recognized for this award was calculated using the Black Scholes option-pricing model. In 2016, an option to purchase up to 5,000 shares of common stock of the Company, subject to vesting restrictions, at an exercise price equal to $5.28 per share was granted to Mr. Fisher under his employment with the Company. The option had an aggregate grant date fair value of $21,108, calculated in accordance with FASB ASC Topic 718. The amount recognized for this award was calculated using the Black Scholes option-pricing model.

(5)Amanda Cola was appointed Vice President of Finance and Business Operations of Sigma on September 11, 2015. Prior to that, Mrs. Cola had been our Business Operations Manager from July 21, 2014 until September 11, 2015. On September 20, 2017, the Company and Mrs. Cola agreed to terminate Mrs. Cola’s employment with the Company effective October 2, 2017.

(6)On July 14, 2016, Mrs. Cola was awarded a bonus in the amount of $10,000 in recognition of Mrs. Cola’s services during 2016 and the various milestones that she helped the Company achieve, including in relation to a company-wide DCAA government audit, along with implementing state-funded programs which in turn provides cash payments to the Company.

(7)An option to purchase up to 15,000 shares of common stock of the Company, subject to vesting restrictions, at an exercise price of $5.92 per share was granted to Mrs. Cola on July 22, 2016. The option had an aggregate grant date fair value of $71,394, calculated in accordance with FASB ASC Topic 718. The amount recognized for this award was calculated using the Black Scholes option-pricing model.

Executive Officer Employment Agreements

John Rice

On August 8, 2017, we entered into an “at will” unwritten employment arrangement with the Chairman of the Board of Directors, John Rice, effective as of August 1, 2017, pursuant to which Mr. Rice serves as our interim Chief Executive Officer and interim principal executive officer.  Under his employment arrangement, Mr. Rice is entitled to receive a monthly salary of $9,000, and he is eligible to receive medical and dental benefits, life insurance, and long term and short term disability coverage. Further, Mr. Rice is eligible under his employment arrangement to participate in the Company’s 2013 Equity Incentive Plan, with equity compensation to Mr. Rice to be determined by our Compensation Committee at a later date. Effective as of Mr. Rice's appointment as interim Chief Executive Officer, Mr. Rice is no longer entitled to receive compensation for his service as a director of the Company during his service as our interim Chief Executive Office.

Mark J. Cola

Prior to February 21, 2017, Mr. Cola, our President and Chief Technology Officer, was party to an “at will” unwritten employment arrangement with the Company. Under Mr. Cola’s employment arrangement, Mr. Cola’s salary was $15,000 per month, and he was eligible to receive medical and dental benefits, life insurance, and long term and short term disability coverage. Further, Mr. Cola was eligible under his employment arrangement to participate in the Company’s 2011 Equity Incentive Plan and 2013 Equity Incentive Plan.

Effective as of February 21, 2017, the Company and Mr. Cola entered into an employment agreement (the “Original Agreement”), pursuant to which, among other things reported in our previous filings with the Securities and Exchange Commission, Mr. Cola agreed to serve as the Company’s President, Chief Executive Officer and Chief Operating Officer, and was entitled to receive an annual base salary of $220,000.

Effective as of July 24, 2017 (the "Effective Date"), the Company and Mr. Cola entered into a new employment agreement (the "Employment Agreement") for a two-year term (unless earlier terminated as provided in the Employment Agreement), pursuant to which Mr. Cola has agreed to serve as the Company's Chief Technology Officer and continue to serve as the Company’s President (with the title of Co-Founder, President and Chief Technology Officer).

Effective as of immediately prior to the Effective Date, the Original Agreement was terminated by the parties, and Mr. Cola resigned as Chief Executive Officer, Chief Operating Officer and as a director of the Company. The parties agreed that the Company has no obligation to Mr. Cola to grant stock options to him pursuant to the Original Agreement, and that (i) the Nonqualified Stock Option Agreement, dated as of February 21, 2017, between the Company and Mr. Cola evidencing the grant to Mr. Cola under the Original Agreement of a stock option to purchase up to 123,750 shares of the Company's common stock at an exercise price per share equal to $3.48 (the "Original Option") was amended under the Employment Agreement such that (a) any unvested portion of the Original Option will immediately and automatically vest if Mr. Cola's employment is terminated as a result of a Termination Event (as defined below), (b) the definition of "Termination For Cause" under the Original Option was replaced with the definition of "Cause" under the Employment Agreement, and (c) upon the occurrence of a Corporate Transaction (as defined in the 2013 Equity Incentive Plan of the Company), the Original Option, if outstanding as of the date of such applicable Corporate Transaction, will remain outstanding and exercisable in accordance with its terms, except as provided in the Employment Agreement, and (ii) the Original Option will otherwise remain outstanding and exercisable in accordance with its terms.

Under the Employment Agreement, Mr. Cola is (i) entitled to receive (a) an annual base salary of $180,000 (the "Base Salary"), which will be subject to increase in the discretion of our Board of Directors or Compensation Committee based on its annual assessment of Mr. Cola’s performance and other factors, and (b) during each 12-month period during the term of Mr. Cola's employment, a nondiscretionary annual founder's bonus (the "Annual Bonus") in the total amount of $40,000, payable and earned in 24 equal bi-monthly installments, and (ii) eligible to receive one or more additional bonuses ("Discretionary Bonuses") in recognition of extraordinary accomplishments, provided that the decision to provide any Discretionary Bonuses and the amount and terms of any Discretionary Bonuses will be in the sole and absolute discretion of the Board of Directors.

Pursuant to the Employment Agreement, if Mr. Cola remains employed by the Company through February 21, 2018, the Company has agreed to grant Mr. Cola under the Company's equity incentive plan (i) a ten-year non-qualified stock option to purchase 61,750 shares of the Company’s common stock ("Option A"), and (ii) a ten-year non-qualified stock option to purchase 61,750 shares of the Company's common stock ("Option B", and together with Option A, the "Options"), with the Options each (a) to have an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., February 21, 2018), (b) to vest and become exercisable in seventeen equal (as closely as possible) monthly installments on the 15th day of each month commencing on March 15, 2018, subject in each case to Mr. Cola's continuing employment, and (c) to be on such other terms set forth in the Company's standard form of non-qualified stock option agreement (except that the definition of "Termination For Cause" under such agreement will be replaced with the definition of "Cause" under the Employment Agreement). Additionally, (x) upon the occurrence of a Corporate Transaction, all stock options of the Company held by Mr. Cola as of the date of such applicable Corporate Transaction will remain outstanding and exercisable in accordance with their terms (except as provided in the Employment Agreement and as set forth in (y) below), and (y) upon the occurrence of a Change of Control (as defined in the Employment Agreement), his unvested stock options will fully vest.

Under the Employment Agreement, Mr. Cola will be entitled to participate in any employee benefit and welfare plans and programs of the Company in which any C-level senior officer of the Company or its subsidiaries are eligible to participate. The Employment Agreement provides that in the event (i) the Company’s terminates Mr. Cola’s employment without “Cause” (as defined), (ii) Mr. Cola resigns from the Company for "Good Reason" (as defined), (iii) Mr. Cola resigns from the Company after the nine-month anniversary of the effective date of the Employment Agreement (the "Nine Month Period") for any reason or no reason, or (iv) Mr. Cola dies or becomes disabled during the Nine Month Period in the performance of his duties for the Company (each of (i)-(iv), a "Termination Event"), subject to entering into a general release of all claims, (x) he will be entitled to continue to receive the Base Salary, Annual Bonus and benefits which he was receiving as of the time of termination for the greater of the remaining term of employment or a period of twelve months, with such compensation to be payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than bi-monthly, and (y) any unvested portion of Option A and the Original Option will fully vest.

Ronald Fisher

We have entered into an “at will” employment agreement, effective as of August 10, 2015, with Mr. Fisher under which he was engaged to serve as our Vice President of Business Development. Mr. Fisher is entitled to receive an annual base salary of $180,000. Pursuant to the employment agreement, Mr. Fisher also was granted, as a signing bonus, a stock option to purchase up to 23,750 shares of common stock of the Company, at an exercise price equal to $11.80 per share, which was the closing market price of the Company’s common stock on August 10, 2015 (i.e., the date of grant), under the 2013 Equity Incentive Plan. Such option vested and became exercisable as to 1,375 shares on the first anniversary of the grant date, and will vest and become exercisable as to (ii) 3,375 shares on the second anniversary of the grant date, (ii) 6,375 shares on the third anniversary of the grant date, and (iii) 12,625 shares on the fourth anniversary of the grant date, provided, in each case, that Mr. Fisher remains an employee of the Company through such vesting date. The option has a ten-year term and is on such other terms set forth in the Company’s standard form of non-qualified stock option agreement. Mr. Fisher also was issued under his employment agreement 1,250 shares of common stock, subject to performance-based vesting restrictions. Additionally, the Company granted Mr. Fisher under the 2013 Equity Incentive Plan, effective as of August 11, 2016, a stock option to purchase up to 5,000 shares of common stock of the Company. Such option has an exercise price equal to the closing price of our common stock on the date of grant, and vests and becomes exercisable as to (i) 300 shares on August 11, 2017, (ii) 700 shares on August 11, 2018, (iii) 1,350 shares on August 11, 2019, and (iv) 2,650 shares on August 11, 2020, provided Mr. Fisher is in the employ of the Company on August 11, 2017, 2018, 2019 and 2020. Under his employment agreement, Mr. Fisher is entitled to receive performance-based cash bonuses of $25,000 each if the Company receives certain contracts during the first eighteen months of Mr. Fisher’s employment. No such bonuses were earned as of December 31, 2016. Further, Mr. Fisher is eligible to participate in the Company’s 2011 Equity Incentive Plan and 2013 Equity Incentive Plan, and is eligible to receive medical and dental benefits, life insurance, short and long-term disability coverage, and to participate in the Company’s Section 125 cafeteria plan, vision plan and 401K plan.

On September 18, 2017, the Company and Mr. Fisher entered into Amendment No. 1 to Mr. Fisher's Employment Offer Letter Agreement, effective August 10, 2015, pursuant to which, effective as of February 11, 2017, item 2, entitled "Performance Bonuses," of Exhibit A of Mr. Fisher's Employment Offer Letter Agreement was deleted in its entirety and replaced with the new item 2 that is set forth in the amendment to Employment Offer Letter Agreement. Under the amendment, Mr. Fisher will be entitled to receive performance-based stock and cash bonuses if certain milestones are satisfied by February 11, 2018, so long as Mr. Fisher remains an employee of the Company as of the date the applicable milestone is satisfied.

Nannette Toups

On September 14, 2017, we entered into an employment letter agreement with Nannette Toups, effective September 28, 2017 (the "Effective Date"), pursuant to which Ms. Toups has agreed to serve as our Chief Financial Officer, Treasurer, principal accounting officer, principal financial officer and Secretary on an "at-will" basis.

Under the employment letter agreement, Ms. Toups is entitled to (i) an annual base salary of $110,000 (such base salary is not subject to decrease, but may be increased in the discretion of the Company’s Compensation Committee of the Board of Directors based on an annual assessment of Ms. Toups' performance and other factors), (ii) all benefits that we elect in our sole discretion to provide from time to time to our other executive officers, and (iii) a grant under our 2013 Equity Incentive Plan of (1) a five-year stock option to purchase up to 2,500 shares of common stock of the Company, which will have an exercise price equal to the closing price of the Company's common stock on the Effective Date, and will vest and become exercisable in full on the Effective Date, and (2) a five-year stock option to purchase up to 47,500 shares of common stock of the Company, which will have an exercise price equal to the closing price of the Company's common stock on the Effective Date, and will vest and become exercisable as follows: 3,065 shares will vest and become exercisable on the one-year anniversary of the Effective Date, 7,125 shares will vest and become exercisable on the second-year anniversary of the Effective Date, 11,185 shares will vest and become exercisable on the third-year anniversary of the Effective Date, and 26,125 shares will vest and become exercisable on the fourth-year anniversary of the Effective Date, provided, in each case, that Ms. Toups' remains an employee of the Company through such vesting date. The options will be on such other terms and provisions as are contained in the Company's standard form nonqualified stock option agreement.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth outstanding equity awards as of December 31, 2016 held by the named executive officers.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market value of unearned shares that have not vested ($)
Mark J. Cola	—	—	—		—	—	—	—
Ronald Fisher(1)	1,375	22,375	11.80	8/10/25	—	—	1,250	2,025
Amanda Cola(2)	—	15,000	5.92	7/22/26	—	—	2,500	4,050

(1)In August 2015, in conjunction with the hiring of Ronald Fisher, the Company’s Vice President of Business Development, the Company (i) issued to Mr. Fisher 1,250 shares of common stock, subject to performance-based vesting restrictions, and (ii) granted to Mr. Fisher a stock option (the “Option”) to purchase up to 23,750 shares of common stock of the Company, at an exercise price equal to $11.80 per share, which was the closing market price of the Company’s common stock on August 10, 2015 (i.e., the date of grant), under the 2013 Plan. The Option will vest and become exercisable as to (i) 1,375 shares on the first anniversary of the grant date, (ii) 3,375 shares on the second anniversary of the grant date, (iii) 6,375 shares on the third anniversary of the grant date, and (iv) 12,625 shares on the fourth anniversary of the grant date, provided, in each case, that Mr. Fisher remains an employee of the Company through such vesting date. The Option has a ten-year term and is on such other terms set forth in the Company’s standard form of non-qualified stock option agreement. The Company granted Mr. Fisher under the 2013 Equity Incentive Plan, effective as of August 11, 2016, a stock option to purchase up to 5,000 shares of common stock of the Company. Such option has an exercise price equal to the closing price of our common stock on the date of grant, and vests and becomes exercisable as to (i) 300 shares on August 11, 2017, (ii) 700 shares on August 11, 2018, (iii) 1,350 shares on August 11, 2019, and (iv) 2,650 shares on August 11, 2020, provided Mr. Fisher is in the employ of the Company on August 11, 2017, 2018, 2019 and 2020. The market value of shares that have not vested is based on the closing price of the Company’s common stock on December 31, 2016.

(2)During July 2014, the Company issued 10,000 shares of common stock to Mrs. Cola. Twenty-five percent of the shares vested immediately upon the grant date, 25% of such shares vested upon each of the first and second annual anniversaries of Mrs. Cola’s hire date, and the remaining 25% of such shares will vest on the third annual anniversary of the hire date, provided that Mrs. Cola remains in the Company’s continuous employ through such vesting date. The market value of shares that have not vested is based on the closing price of the Company’s common stock on December 31, 2016. Effective as of July 22, 2016, the Company granted Mrs. Cola, under the Company’s 2013 Equity Incentive Plan, a non-qualified option to purchase up to 15,000 shares of our common stock. The option has an exercise price equal to the closing price of our common stock on the date of grant, and will vest and become exercisable in four annual installments over four years, provided that Mrs. Cola remains an employee through the vesting dates.

Equity Awards

We offer stock options and stock awards to certain of our employees, including our executive officers, as the long-term incentive component of our compensation program. We generally grant equity awards to new hires upon their commencing employment with us. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. We sometimes also offer stock options and stock awards to our consultants in lieu of cash. Our stock options allow consultants to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and are not intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Stock options and stock awards granted to our executive officers may be subject to accelerated vesting in certain circumstances.

Retirement Plans

We maintain a qualified 401(k) plan, in which all eligible employees may participate. We have elected to match 100% of each participant’s contribution up to 3% of salary, and 50% of the next 2% of salary contributed. We may also elect, on an annual basis, to make a discretionary contribution to the plan, but have not done so to date. Our matches and elective contributions vest to participant accounts as follows: 20% after two years of service, and 20% per year thereafter until the participant reaches 6 years of service, at which time, employer contributions vest 100%. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

No Tax Gross-Ups

We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

2011 Equity Incentive Plan

On March 9, 2011, our Board of Directors approved the Company’s 2011 Equity Incentive Plan, which was approved on March 31, 2011 by holders of at least a majority of the issued and outstanding shares of common stock of the Company. As of December 31, 2016, an aggregate of 750 shares of our common stock were subject to the 2011 Equity Incentive Plan. The terms and conditions of the 2011 Equity Incentive Plan are substantially similar to the terms and conditions of our 2013 Equity Incentive Plan (the “2013 Plan”).

2013 Equity Incentive Plan

Purpose

Our Board of Directors adopted the 2013 Plan to (1) encourage selected employees, officers, directors, consultants and advisers to improve our operations and increase our profitability, (2) encourage selected employees, officers, directors, consultants and advisers to accept or continue employment or association with us, and (3) increase the interest of selected employees, officers, directors, consultants and advisers in our welfare through participation in the growth in value of our common stock. All of our approximately 12 current employees, directors and consultants are eligible to participate in the 2013 Plan.

Administration

The 2013 Plan is to be administered by the Board or by a committee to which administration of the Plan, or of part of thereof, is delegated by the Board. The 2013 Plan is currently administered by our Compensation Committee, which we refer to below as the “Administrator.” The Administrator is responsible for selecting the officers, employees, directors, consultants and advisers who will receive Options, Stock Appreciation Rights and Stock Awards. Subject to the requirements imposed by the 2013 Plan, the Administrator is also responsible for determining the terms and conditions of each Option and Stock Appreciation Right award, including the number of shares subject to the Option, the exercise price, expiration date and vesting period of the Option and whether the option is an Incentive Option or a Non-Qualified Option. Subject to the requirements imposed by the 2013 Plan, the Administrator is also responsible for determining the terms and conditions of each Stock Award, including the number of shares granted, the purchase price (if any), and the vesting, transfer and other restrictions imposed on the stock. The Administrator has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2013 Plan or of any award under the 2013 Plan.

Neither the Board nor any committee of the Board to which administration of the 2013 Plan is delegated will provide advice to participants about whether or not to accept or exercise their awards. Each participant must make his or her own decision about whether or not to accept or exercise an award.

The 2013 Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not a qualified pension, profit sharing or bonus plan under Section 401(a) of the Internal Revenue Code

Stock Subject to the 2013 Plan

Subject to the provisions of the 2013 Plan relating to adjustments upon changes in common stock, an aggregate of 750,000 shares of common stock are currently subject to outstanding awards under the 2013 Plan or future awards under the 2013 Plan.

If awards granted under the 2013 Plan expire or otherwise terminate or are cancelled without being exercised in full, the shares of common stock not acquired pursuant to such awards will again become available for issuance under the 2013 Plan. If shares of common stock issued pursuant to awards under the 2013 Plan are forfeited to or repurchased by us, the forfeited or repurchased stock will again become available for issuance under the 2013 Plan.

If shares of common stock subject to an award are not delivered to a participant because such shares are withheld for payment of taxes incurred in connection with the exercise of an Option, or the issuance of shares under a Stock Award, or the award is exercised through a reduction of shares subject to the award (“net exercised”), then the number of shares that are not delivered will not again be available for issuance under the 2013 Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the shares tendered will not again be available for issuance under the 2013 Plan.

Eligibility

All directors, employees, consultants and advisors of the Company and its subsidiaries are eligible to receive awards under the 2013 Plan. Incentive Options may only be granted under the 2013 Plan to a person who is a full-time officer or employee of the Company or a subsidiary. The Administrator will determine from time to time which directors, employees, consultants and advisers will be granted awards under the 2013 Plan.

Terms of Awards

Written Agreement

Each award under the 2013 Plan will be evidenced by an agreement in a form approved by the Administrator.

Exercise Price; Base Value

The exercise price for a Non-Qualified Option or an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the Non-Qualified Option or Incentive Option. With respect to an Option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an Incentive Option may not be less than 110% of the fair market value of the Common Stock on the date of the grant of the Incentive Option. The base value of a Stock Appreciation Right shall also be no less than 100% of the Common Stock on the date of the grant of the Stock Appreciation Right. The 2013 Plan does not specify a minimum exercise price for Stock Awards.

Vesting

Each Option, Stock Appreciation Right or Stock Award will become exercisable or non-forfeitable (that is, “vest”) under conditions specified by the Administrator at the time of grant. Vesting typically is based upon continued service as a director or employee, but may be based upon any performance criteria and other contingencies that are determined by the Administrator. Shares subject to Stock Awards may be subject to specified restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Administrator.

Expiration Date

Each Option or Stock Appreciation Right must be exercised by a date specified in the award agreement, which may not be more than ten years after the grant date. Except as otherwise provided in the relevant agreement, an Option or Stock Appreciation Right ceases to be exercisable ninety days after the termination of the holder’s employment with us.

Transfers of Options

Unless otherwise determined by the Administrator, Options are not transferable except by will or the laws of descent and distribution.

Purchase Price Payment

Unless otherwise determined by the Administrator, the purchase price of Common Stock acquired under the 2013 Plan is payable by cash or check at the time of an Option exercise or acquisition of a Stock Award. The Company does not charge participants any fees or commissions in connection with their acquisition of Common Stock under the 2013 Plan. The Administrator also has discretion to accept the following types of payment from participants:

•A secured or unsecured promissory note, provided that this method of payment is not available to a participant who is a director or an executive officer;

•Shares of our Common Stock already owned by the Option or Stock Award holder as long as the surrendered shares have a fair market value that is equal to the acquired stock and have been owned by the participant for at least six months;

•The surrender of shares of Common Stock then issuable upon exercise of an Option; and

•A “cashless” option exercise in accordance with applicable regulations of the SEC and the Federal Reserve Board.

Withholding Taxes

At the time of his or her exercise of an Option or Stock Appreciation Right, an employee is responsible for paying all applicable federal and state withholding taxes. A holder of Stock Awards is responsible for paying all applicable federal and state withholding taxes once the shares covered by the award cease to be forfeitable or at any other time required by applicable law.

Securities Law Compliance

Shares of Common Stock will not be issued pursuant to the exercise of an Option or the receipt of a Stock Award unless the Administrator determines that the exercise of the Option or receipt of the Stock Award and the issuance and delivery of such shares will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933 (the “Securities Act”), applicable state and foreign securities laws and the requirements of any stock exchange on which our Common Stock is traded.

Effects of Certain Corporate Transactions

Except as otherwise determined by the Administrator, in the event of a “corporate transaction,” all previously unexercised Options and Stock Appreciation Rights will terminate immediately prior to the consummation of the corporate transaction and all unvested Restricted Stock awards will be forfeited immediately prior to the consummation of the corporate transaction. The Administrator, in its discretion, may permit exercise of any Options or Stock Appreciation Rights prior to their termination, even if those awards would not otherwise have been exercisable, or provide that outstanding awards will be assumed or an equivalent Option or Stock Appreciation Right substituted by a successor corporation. The Administrator, in its discretion, may remove any restrictions as to any Restricted Stock awards or provide that all outstanding Restricted Stock awards will participate in the corporate transaction with an equivalent stock substituted by the successor corporation subject to the restrictions. In general, a “corporate transaction” means:

•Our liquidation or dissolution;

•Our merger or consolidation with or into another corporation as a result of which we are not the surviving corporation;

•A sale of all or substantially all of our assets; or

•A purchase or other acquisition of more than 50% of our outstanding stock by one person, or by more than one person acting in concert.

Other Adjustment Provisions

If the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Administrator, in its discretion, in (1) the number and class of shares of stock subject to the 2013 Plan and each Option and grant of Stock Awards outstanding under the 2013 Plan, and (2) the purchase price of each outstanding Option and (if applicable) Stock Award. For example, if an Option is for 1,000 shares for $2.00 per share and there is a 2-for-1 stock split, the Option would be adjusted to be exercisable for 2,000 shares at $1.00 per share.

Amendment or Termination of the Plan

The Board of Directors may at any time amend, discontinue or terminate the 2013 Plan. With specified exceptions, no amendment, suspension or termination of the Plan may adversely affect outstanding Options or Stock Appreciation Rights or the terms that are applicable to outstanding Stock Awards. No amendment, suspension or termination of the Plan requires stockholder approval unless such approval is required under applicable law or under the rules of any stock exchange on which our Common Stock is traded. Unless terminated earlier by the Board of Directors, the 2013 Plan will terminate automatically on March 15, 2023, which is the tenth anniversary of the date of the 2013 Plan’s adoption by the Board.

As of November 6, 2017, there were 413,536 shares previously issued or subject to outstanding awards under the 2013 Plan and 336,464 shares were available for future issuance under the 2013 Plan.

Director Compensation

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board of Directors. Our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors (i.e. directors who are not employed by us as officers or employees) with those of the Company and its stockholders, and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment. Directors who are also employees of our company do not receive compensation for their service on our Board of Directors.

Under our director compensation program, each non-employee director will receive annual compensation of $25,000, which amount will be paid $15,000 in cash, and $10,000 through the grant of restricted common stock. In addition, the Chairperson of the Audit Committee will receive a $5,000 annual retainer in cash. All cash fees are to be paid quarterly. In addition, Mr. Rice receives an hourly fee of $275 in connection with his service on the Board’s Strategy Committee. Also, each non-employee director may be reimbursed for his reasonable expenses incurred in the performance of his duties as a director as our Board of Directors determines from time to time. Our Compensation Committee intends to evaluate our director compensation program and determine whether any changes should be recommended to the Board.

On January 10, 2017, in connection with their appointment to our Board of Directors, we granted each of Sam Bell and Frank Garofalo 10,000 shares of common stock of the Company, under the 2013 Plan, with such shares to vest in four equal, successive quarterly installments. On February 15, 2017, in connection with his appointment to our Board of Directors, we granted John Rice 5,231 shares of common stock of the Company, under the 2013 Plan, with such shares to vest in four equal, successive quarterly installments.

The following table sets forth certain information concerning the compensation paid to non-employee directors in 2016 for their services as directors of the Company. Messrs. Battinelli, Duitch and Garofalo, our current non-employee directors, were not directors of the Company in 2016. The compensation of Mr. Cola, who served as a director and currently serves as our President and Chief Technology Officer, is described in the Summary Compensation Table of Executive Officers. Our non-employee directors do not receive fringe or other benefits.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Thomas P. O’Mara(1)	$—	—	—	$—
Michael Thacker(1)	$—	—	—	$—

__________________

(1)Messrs. O’Mara and Thacker resigned as directors on January 10, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 8, 2017, we engaged Garofalo & Associates, LLC, a limited liability company owned and controlled by Mr. Garofalo, a director of the Company, to provide services to the Company as corporate development consultant and financial advisor. Under the engagement letter agreement, Garofalo & Associates, LLC, is entitled to receive in consideration for its services a monthly retainer of $3,000 in cash during the term of the engagement (the engagement may be terminated by both parties upon 30 days' written notice), and (i) 105,000 shares of common stock of the Company upon the closing of an acquisition by the Company of all or substantially all of the equity or assets (or a controlling interest therein) (the "Closing") with respect to a specified entity (the value of such shares would have been $238,350 if such shares would have been issued on August 8, 2017, based on a closing price per share of $2.27 on such date), and (ii) 75,000 shares of common stock of the Company upon the Closing with respect to at least one of two other specified entities (the value of such shares would have been $170,250 if such shares would have been issued on August 8, 2017, based on a closing price per share of $2.27 on such date). As of the date of this prospectus, there are no agreements with respect to the acquisition by the Company of any third party, and there can be no assurance that any agreements will be entered into or, if entered into, that any acquisition or other transaction will be consummated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 8, 2017 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by our named executive officers and each of our directors (and director nominees) and (c) by all executive officers and directors of the Company as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 4,569,688 shares of our common stock outstanding on August 8, 2017. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of August 8, 2017 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise stated, the address of each 5% or greater beneficial holder is c/o Sigma Labs, Inc., 3900 Paseo del Sol, Santa Fe, New Mexico 87507. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominee
Mark J. Cola(1)	229,829	5.03%
Ronald Fisher(2)	6,300	*
Amanda Cola(1)	229,829	5.03%
Dennis Duitch(3)	7,489	*
Frank J. Garofalo(4)	10,000	*
John Rice(5)	5,232	*
Salvatore Battinelli(6)	-	*
All executive officers and directors as a group (8 persons)(7)	277,100	6.06%

5% or Greater Stockholders
Sabby Management, LLC and Hal Mintz(8)	250,000	5.47%
CVI Investments, Inc. and Heights Capital Management, Inc.(9)	250,000	5.47%

*Less than 1%.

(1)The shares shown are owned of record by The Mark & Amanda Cola Revocable Trust, U/A August 31, 2012, except that, of the shares shown, 7,874 shares are held by Mark Cola’s spouse, Amanda Cola. The shares shown also include 41,250 shares that may be acquired within 60 days of August 8, 2017 upon the exercise of an outstanding stock option held by Mr. Cola.

(2)Of the shares shown, 500 shares were unvested as of August 8, 2017, and 5,050 shares are subject to stock options that are exercisable as to such shares.

(3)The shares vest in four equal (as closely as possible) installments, beginning on November 8, 2017.

(4)The shares vest in four equal installments of 2,500 shares each, beginning on April 10, 2017.

(5)The shares vest in four equal installments of 1,308 shares each, beginning on May 15, 2017.

(6)On August 16, 2017, in connection with his appointment to our Board of Directors, we granted Salvatore Battinelli 8,213 shares of common stock of the Company, subject to vesting restrictions.

(7)Includes 56,800 shares that may be acquired now or within 60 days of August 8, 2017 upon the exercise of outstanding stock options.

(8)According to a report on Schedule 13G filed with the SEC on February 15, 2017, (i) Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Master Fund, Ltd. beneficially own 125,000 and 125,000 shares of our common stock, respectively; and (ii) Sabby Management, LLC and Hal Mintz each beneficially own 250,000 shares of our common stock. Sabby Management, LLC and Hal Mintz do not directly own any shares of our common stock, but each indirectly owns 250,000 shares. Sabby Management, LLC, a Delaware limited liability company, indirectly owns 250,000 shares of our common stock because it serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd., Cayman Islands companies. Mr. Mintz indirectly owns 250,000 common shares in his capacity as manager of Sabby Management, LLC.  The address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(9)According to a report on Schedule 13G filed with the SEC on February 24, 2017, Heights Capital Management, Inc. is the investment manager to CVI Investments, Inc. and as such may exercise voting and dispositive power over the shares shown.  Each of CVI Investments, Inc. and Heights Capital Management, Inc. disclaimed any beneficial ownership of any such shares, except for their pecuniary interest therein. The address of CVI Investments, Inc. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Island.  The address of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

DESCRIPTION OF OUR SECURITIES

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our articles of incorporation and bylaws, which are included as exhibits to the registration statement on Form S-1 of which this prospectus is a part for additional information about our securities.

We are currently authorized to issue 7,500,000 shares of common stock, $0.001 par value per share, of which 4,718,651 shares were outstanding as of November 6, 2017.  We are currently authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, including up to 1,621,500 shares of Series A Preferred Stock, none of which shares are issued or outstanding.

Unit Offering

On February 15, 2017, we announced the pricing of a firm commitment underwritten public offering of 1,410,000 Class A Units at an offering price of $4.13 per Class A Unit, with each Class A Unit consisting of one share of our common stock and one warrant ("2017 Warrant") to purchase one share of our common stock at an exercise price of $4.00 per share. The shares of common stock and the 2017 Warrants were immediately separable and were issued separately. The net proceeds to us from the offering was approximately $4.7 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We granted the underwriter a 45-day option to purchase (i) up to 211,500 additional shares of common stock at the public offering price per unit less the price per warrant included in the Class A Units and less the underwriting discount and/or (ii) 211,500 additional 2017 Warrants at a purchase price of $0.01 per 2017 Warrant to cover over-allotments, if any. The transaction closed on February 21, 2017. Subsequently, the underwriter exercised the over-allotment option in full to purchase 211,500 additional 2017 Warrants.

This prospectus covers only the 1,621,500 shares of our common stock, par value $0.01 per share, that are issuable upon exercise of the 2017 Warrants with an exercise price of $4.00 per share of common stock. The 2017 Warrants were issued as part of the public offering of Class A Units described above. No securities are being offered pursuant to this prospectus other than the shares of our common stock that will be issued upon the exercise of the 2017 Warrants.

Common Stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

In connection with our underwritten public offering of equity securities on February 21, 2017, we created a series of Preferred Stock called “Series A Preferred Stock.”  None of such shares were issued in such offering.

Outstanding Options

As of February 2, 2017, we had outstanding options under our 2013 Equity Incentive Plan to purchase an aggregate of 101,118 shares of our common stock at a weighted-average exercise price of $8.38 per share.

Outstanding Warrants and Convertible Notes

Effective October 17, 2016, we entered into a securities purchase agreement with two accredited investors for the private placement by us of secured convertibles notes (the “Notes”) in the aggregate principal amount of $1,000,000 and warrants (the "2016 warrants") to purchase up to 80,000 shares of our common stock (subject to adjustment as provided in the Notes). This transaction closed on October 19, 2016. The Notes are secured by a first priority lien and security interest on all of our assets. On September 29, 2017, we entered into amendments (the "Amendments") to the Notes and the 2016 warrants pursuant to which, among other things set forth in the Amendments, (1) the exercise price of the 2016 warrants was reduced from $4.13 per share to $2.00 per share, and (2) the conversion price of the Notes was reduced from $4.13 per share to $2.00 per share. Under the Amendments, we paid the holders thereof an aggregate amount equal to $500,000 (representing 50% of the outstanding principal balance of the Notes) plus all accrued interest on the Notes. In consideration of the foregoing, such holders agreed to, among other things, extend the payment date of the remaining 50% of the outstanding principal balance of the Notes from October 17, 2017 to the earlier of May 18, 2018 or the closing of our next underwritten public offering of securities in which we raise gross proceeds of at least $3,000,000 (should we elect to commence and close such an offering of securities).

The Notes

The remaining outstanding Notes are convertible, in whole or in part, at the option of the holder thereof into shares of common stock at the conversion rate equal to $2.00 per share (subject to adjustment in the event of, among other specified events, stock splits, stock dividends and reclassifications) (the “Conversion Price”), provided that if an “Event of Default” (as defined in the Notes) occurs, the Conversion Price will be equal to 70% multiplied by the average “VWAP” (as defined in the Notes) for the preceding four trading days prior to the date the Event of Default occurred.  The number of Conversion Shares issuable upon conversion of the Notes will be determined by dividing the part of the principal amount of the Notes, and accrued interest, if any, to be converted by the Conversion Price in effect on the date of conversion.

We may prepay the remaining balance of each Note by paying the holder thereof 115% of the then outstanding principal of such Note, together with accrued and unpaid interest, subject to the prior conversion of such Note at the then applicable Conversion Price. Each holder has the option to cause us to repay its Note upon the closing of our next underwritten public offering of securities in which we raise gross proceeds of at least $3,000,000, and, in such event, no prepayment penalty will be payable by us.

Under the Notes, except with respect to “Exempt Issuances” (as defined in the Notes), if, at any time, while the Notes or any amounts accrued and payable thereunder remain outstanding, and ending on such date that we close a public offering and receive at least $3,000,000 in gross proceeds therefrom, we or any of our subsidiaries sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any person to acquire shares of our common stock at an effective price per share that is lower than the Conversion Price then in effect, then the Conversion Price will be immediately reduced to equal such lower price.

If at any time while the Notes are outstanding we undertake certain fundamental transactions, such as a merger or a sale of all or substantially all of our assets, then, upon any subsequent conversion of a Note, the holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which the Note is convertible immediately prior to such fundamental transaction.

Additionally, pursuant to the Notes, for so long as any portion of the Notes remains outstanding, we have agreed to not take any of the following actions, among others, without the prior written consent of the holders of at least a majority of the outstanding principal amount of the Notes:

•enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, subject to exceptions;

•enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of our property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, subject to exceptions;

•amend our charter documents in any manner that materially and adversely affects any rights of the noteholders, subject to exceptions;

•repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock or common stock equivalents, subject to exceptions;

•repay, repurchase or offer to repay, repurchase or otherwise acquire any of our indebtedness, other than the Notes and trade payables, subject to exceptions;

•pay cash dividends or distributions on any of our equity securities;

•enter into any transaction with any of our affiliates which would be required to be disclosed in any public filing with the SEC, subject to exceptions; and

•issue any equity securities other than Exempt Issuances and certain other exceptions.

The payment obligations under the Notes may be accelerated upon certain Events of Default, including, among other things, any uncured breach of the Notes, bankruptcy, the existence of an event of default on any of our obligations for the payment of borrowed money in excess of $10,000 which is uncured, if our common stock is not eligible for listing or quotation for trading on the OTCQB or a national securities exchange, a “Change of Control Transaction” (as defined in the Notes), or we fail to have authorized and reserved a sufficient number of shares as set forth in the purchase agreement pursuant to which the Notes were sold. Upon an Event of Default, the holders will have the right to accelerate the due date of the Notes and we would be required to pay the holders an aggregate of 110% of the outstanding balance of the Notes, accrued interest and any other sums provided for under the Notes.

The 2016 Warrants

The warrants issued in the October 2016 placement may be exercised, in whole or in part, at any time or times during the period (i) beginning on the date that is the later of (a) ninety days following the closing of this offering or (ii) one-hundred and twenty days after the date the Warrants are issued, except that if these Warrants are not otherwise exercisable on the one-hundred and eightieth day following the issuance date of such warrants, the warrants will become exercisable on the one-hundred and eightieth day following the issuance date of the warrants, and (ii) ending on the three-year anniversary of the issuance date of the warrants, at the Exercise Price (as defined in the warrants).

These Warrants also contain certain customary adjustments that may be made to the Exercise Price due to future corporate events or otherwise. In the case of certain fundamental transactions affecting our company, the holders of these warrants will have the right to elect a cash payment in exchange for their then outstanding warrants in an amount equal to the Black-Scholes value of those warrants or the positive difference between the cash per share of common stock paid in such fundamental transaction minus the then in effect Exercise Price. These warrants contain a “cashless exercise” feature that allows the holders to exercise such warrants without a cash payment to us if, on any exercise date, there is not an effective registration statement covering the resale by the holder of the shares of common stock underlying the warrants.

2017 Warrants

In connection with the Unit offering described above, we issued as part of the Class A Units 1,621,500 2017 Warrants to purchase an aggregate of 1,621,500 share of our common stock.  The 2017 Warrants separated from the shares of common stock included within the Class A Units immediately and are exercisable at any time on or after the date of issuance through the fifth anniversary of the date of issuance.

Exercise. The 2017 warrants may be exercised upon surrender of the 2017 warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the 2017 warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of 2017 warrants being exercised. As promptly as practicable, certificates representing the shares of common stock purchase will be delivered to the warrant holder. The 2017 warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is no effective registration statement registering the issuance of the underlying common stock, the holder must elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the 2017 warrants. If, upon exercise of the 2017 warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a 2017 warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase in such percentage shall not be effective until 61 days after notice to us. Our obligation to issue shares of common stock upon the exercise of a 2017 warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

Adjustment. The exercise price and the number of shares underlying the 2017 warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the 2017 warrants will be entitled to receive upon exercise of such 2017 warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such 2017 warrants immediately prior to such reorganization event.

Rights as Stockholders.  The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their 2017 warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the 2017 warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

•a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

•the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

NASDAQ Capital Market Listing

Our common stock and 2017 warrants trade on The NASDAQ Capital Market under the symbols “SGLB” and “SGLBW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Interwest Transfer Company, Inc. The address of our transfer agent and registrar is 1981 Murray Holladay Road, Suite 100 Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

Equity Plans

We have filed a registration statement on Form S-8 under the Securities Act registering all shares of common stock subject to outstanding stock options and common stock issued or issuable under our 2011 Equity Incentive Plan and our 2013 Equity Incentive Plan. Accordingly, the resale of such shares by non-affiliates are permitted in the public market without restriction under the Securities Act and the sale by affiliates in the public market are permitted subject to compliance with the resale provisions of Rule 144.

Registration Rights

As of February 1, 2017, the holder of 12,042 shares of our common stock was entitled to various rights with respect to the registration of these shares under the Securities Act. The holders of our convertible promissory notes and warrants are also entitled to various rights with respect to the registration of the shares underlying these securities. Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of any lock-up agreement.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, shares of common stock will be issued to warrant holders who properly exercise the warrants and deliver the payment of the exercise price of the warrants

LEGAL MATTERS

TroyGould PC, Los Angeles, California, is representing us in connection with this offering.  TroyGould PC and certain attorneys who are employed by TroyGould PC beneficially own, in the aggregate, less than one percent of the outstanding shares of our common stock.

EXPERTS

The financial statements of Sigma Labs, Inc. as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 that are included in this prospectus have been audited by Pritchett, Siler & Hardy, P.C., an independent registered public accounting firm, as set forth in their report thereon, which is included in this prospectus, and are included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.sigmalabsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents that we file with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572   FAX (801) 447-9578

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Sigma Labs, Inc.

Santa Fe, New Mexico

We have audited the accompanying balance sheets of Sigma Labs, Inc. as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity and cash flows for the years then ended. Sigma Labs, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sigma Labs, Inc. as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PRITCHETT, SILER & HARDY, P.C.

PRITCHETT, SILER & HARDY, P.C.

Farmington, Utah

March 31, 2017

Sigma Labs, Inc.

Condensed Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$398,391	$1,539,809
Accounts Receivable, net	288,236	280,222
Inventory	187,241	20,129
Prepaid Assets	36,056	38,687
Total Current Assets	909,924	1,878,847

Other Assets:
Property and Equipment, net	564,933	714,754
Intangible Assets, net	226,450	167,644
Investment in Joint Venture	500	9,222
Prepaid Stock Compensation	167,562	418,547
Total Other Assets	959,445	1,310,167

TOTAL ASSETS	$1,869,369	$3,189,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$112,175	$38,393
Notes Payable, net of original issue discount $79,886	561,834	-
Accrued Expenses	125,116	71,523
Total Current Liabilities	799,125	109,916
Long-Term Liabilities
Derivative Liability	93,206	-
Total Long-Term Liability	93,206	-

TOTAL LIABILITIES	892,331	109,916

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized; 3,133,789 and 3,119,537 issued and outstanding at December 31, 2016 and 2015, respectively	3,135	3,120
Additional Paid-In Capital	10,734,857	10,640,098
Accumulated Deficit	(9,760,954)	(7,564,120)
Total Stockholders' Equity	977,038	3,079,098

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,869,369	$3,189,014

Sigma Labs, Inc.

Condensed Statements of Operations

	Years Ended December 31
	2016	2015

Revenues	$966,422	$1,234,810

COST OF REVENUE	228,902	214,004

GROSS PROFIT	737,520	1,020,806

EXPENSES:
Other General and Administration	1,790,096	1,282,952
Payroll Expense	1,026,840	585,706
Stock-Based Compensation	345,759	518,438
Research and Development	92,992	330,554
Total Expenses	3,251,486	2,717,650

OTHER INCOME (EXPENSE)
Interest Income	355	1,340
Other Income	51,703	-
Other Income-Decrease in fair value of derivative liabilities	354,644	-
Other Expense - Debt discount amortization	(89,570)	-
Loss on Investment in Joint Venture	-	(778)
Total Other Income	317,132	562

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,196,834)	(1,696,282)

Provision for income Taxes	-	-

Net Loss	$(2,196,834)	$(1,696,282)

Net Loss per Common Share - Basic and Diluted	$(0.70)	$(0.54)

Weighted Average Number of Shares Outstanding - Basic and Diluted	3,125,022	3,114,241

Sigma Labs, Inc.

Statement of Stockholders' Equity

For The Years Ended December 31, 2016 and 2015

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Totals

Balance December 31, 2014	3,098,705	$3,099	$10,414,931	$(5,867,838)	$4,550,192

Shares issued for services at a price of $10.60	18,019	18	190,983	-	191,001

Shares issued for services at a price of $11.80	1,250	1	14,749	-	14,750

Shares issued for services at a price of $13.00	313	1	4,062	-	4,063

Shares issued for services at a price of $12.30	1,250	1	15,373	-	15,374

Net loss for the year ended December 31, 2015	-	-	-	(1,696,282)	(1,696,282)

Balance December 31, 2015	3,119,537	3,120	10,640,098	(7,564,120)	3,079,098

Shares forfeited	(10,000)	(10)	(257,990)	-	(258,000)

Shares issued for services at a price of $9.64	313	1	3,010	-	3,011

Shares issued for services at a price of $9.74	1,540	2	14,997	-	14,999

Shares issued for services at a price of $8.50	1,764	2	14,998	-	15,000

Shares issued for services at a price of $6.10	1,230	1	7,499	-	7,500

Shares issued for services at a price of $5.96	1,257	1	7,498	-	7,499

Fractional shares issued at reverse stock split	565	1	-	-	1

Stock options awarded to employees	-	-	200,504	-	200,504

Shares issued for services at a price of $6.00	2,083	2	12,498	-	12,500

Shares issued for services at a price of $5.92	15,500	15	91,745	-	91,760

Derivative value on issuance date - warrants and notes payable conversion feature	-	-	(447,850)	-	(447,850)

Debt discount on notes payable	-	-	447,850	-	447,850

Net loss for the twelve months ended December 31, 2016	-	-	-	(2,196,834)	(2,196,834)

Balance December 31, 2016	3,133,789	$3,135	$10,734,857	$(9,760,954)	$977,038

Sigma Labs, Inc. and Subsidiaries

Condensed Statements of Cash Flows

	Years Ended December 31
	2016	2015
OPERATING ACTIVITIES
Net Loss	$(2,196,834)	$(1,696,282)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	2,308
Depreciation	172,315	166,744
Stock Compensation	(345,759)	518,438
Net effect of derivative liability and debt discount related to notes payable	354,644	-
Note payable original issue discount	20,114	-
Note payable debt discount amortization	89,570	-
Change in assets and liabilities:
Accounts Receivable	(8,014)	(157,612)
Allowance for Doubtful Accounts	-	95,511
(Decrease in allowance for Doubtful Accounts)	-	(4,884)
Inventory	(167,112)	36,046
Prepaid Assets	2,631	23,702
Accounts Payable	73,782	(271,305)
Accrued Expenses	53,593	26,871
NET CASH USED IN OPERATING ACTIVITIES	(1,962,314)	(1,260,463)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(22,494)	(78,471)
Purchase of Intangible Assets	(65,332)	(74,104)
Investment in Joint Venture	8,722	(10,000)
Loss on Investment in Joint Venture	-	778
NET CASH USED IN INVESTING ACTIVITIES	(79,104)	(161,797)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable	900,000	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	900,000	-

NET CASH DECREASE FOR PERIOD	(1,141,418)	(1,422,260)

CASH AT BEGINNING OF PERIOD	1,539,809	2,962,069

CASH AT END OF PERIOD	$398,391	$1,539,809

Supplemental Disclosure for Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$152,265	$-
Cancellation of Common Stock previously issued for services	$(258,000)	$-
Derivative Liability	$93,206	$-

SIGMA LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1 – Summary of Significant Accounting Policies

Nature of Business – On September 13, 2010 Sigma Labs, Inc., formerly named Framewaves, Inc., a Nevada corporation, acquired 100% of the shares of B6 Sigma, Inc. by exchanging 6.67 shares of Framewaves, Inc. restricted common stock for each issued and outstanding share of B6 Sigma, Inc. The acquisition has been accounted for as a “reverse purchase,” and accordingly the operations of Framewaves, Inc. prior to the date of acquisition have been eliminated. Unless otherwise indicated or the context otherwise requires, the term “B6 Sigma” refers to B6 Sigma, Inc., a Delaware corporation, which, until the short-form merger referenced below, was our wholly-owned, operating company acquired in September 2010; the terms the “Company,” “Sigma,” “we,” “us” and “our” refer to Sigma Labs, Inc., together with B6 Sigma, Inc. Prior to December 29, 2015, we conducted substantially all of our operations through B6 Sigma. On December 29, 2015, we completed a short-form merger of B6 Sigma into Sigma. As a result, B6 Sigma became part of Sigma and no longer exists as a subsidiary.

B6 Sigma, Inc., incorporated February 5, 2010, was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique manufacturing and materials technologies. The Company believes that some of these technologies will fundamentally redefine conventional quality assurance and process control practices by embedding them into the manufacturing processes in real time, enabling process intervention and ultimately leading to closed loop process control. The Company anticipates that its core technologies will allow its clientele to combine advanced manufacturing quality assurance and process control protocols with novel materials to achieve breakthrough product potential in many industries including aerospace, defense, oil and gas, bio-medical, and power generation.

Basis of Presentation – The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 2016 and 2015 and for the periods then ended have been made.

Reclassification – Certain amounts in prior-period financial statements have been reclassified for comparative purposes to conform to presentation in the current-period financial statements.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Property and Equipment – Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated life has been determined to be three years unless a unique circumstance exists, which is then fully documented as an exception to the policy.

Fair Value of Financial Instruments - The Company applies ASC 820, “Fair Value Measurements.” This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

Fair Value of Financial Instruments – The Company adopted ASC 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, prepaid stock compensation, receivables accounts payable, and accrued liabilities each qualify as financial instruments and are a reasonable estimate of fair value because on the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

In addition, FASB ASC 825-10-25, Fair Value Option was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Fair value of financial instruments is as follows:

	December 31, 2016		Date of Issuance October 17, 2016
	Fair Value	Input Level	Fair Value	Input Level

Derivative liability – $1 million of Notes issued October 17, 2016	$56,557	Level 3	$271,754	Level 3
Derivative liability – 160,000 warrants issued October 17, 2016	$36,649	Level 3	$176,096	Level 3

The derivative liability is the result of the $1 million of Notes, and the 160,000 warrants, that were issued in October 2016, both of which contain anti-dilution provisions in the event the Company engages in specified transactions. The Notes mature on October 17, 2017 and the warrants expire on October 17, 2019. The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable input (Level 3) on October 17, 2016 and December 31, 2016:

Conversion feature derivative liability
Fair value on issuance date	$447,850
Change in fair value	(354,644)
Balance December 31, 2016	$93,206

At December 31, 2015, the Company had two outstanding warrants to purchase a total of 12,500 shares of common stock but the warrants did not contain anti-dilution provisions, and thus were not derivative liabilities. The fair value of one of the warrants of $271,250 was expensed on the date of issuance in 2014, and was calculated using a Black-Scholes option pricing model with the following assumptions: expected life of two years, expected volatility of 201%, a risk-free interest rate of 0.39%, and an expected dividend yield of 0%. The fair value of the other warrant of $36,250 was expensed on the date of issuance in 2014, and was calculated using a Black-Scholes option pricing model with the following assumptions: expected life of two years, expected volatility of 287%, a risk-free interest rate of 0.41%, and an expected dividend yield of 0%.

Income Taxes – The Company accounts for income taxes in accordance with ASC Topic No. 740, “Accounting for Income Taxes.”

The Company adopted the provisions of ASC Topic No. 740, “Accounting for Income Taxes,” at the date of inception on February 5, 2010. As a result of the implementation of ASC Topic No. 740, the Company recognized no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2016 and 2015 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the year ended December 31, 2016, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at December 31, 2016 or 2015. All tax years starting with 2010 are open for examination.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Accounts Receivable and Allowance for Doubtful Accounts - Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. We determine the allowance for doubtful accounts by identifying potential troubled accounts and by using historical experience and future expectations applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded as income when received. There no allowance for doubtful accounts at December 31, 2016 or 2015.

Long-Lived and Intangible Assets – Long-lived assets and certain identifiable definite life intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived assets. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. No impairment was recorded in the years ended December 31, 2016 or 2015.

Recently Enacted Accounting Standards – The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants.

Recent Accounting Standards Updates (“ASU”) through ASU No. 2015-01 contain technical corrections to existing guidance or affects guidance to specialized industries or situations. The Company has evaluated recently issued technical pronouncements and has determined that these updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less at date of purchase to be cash equivalents.

Concentration of Credit Risk - The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Organization Expenditures – Organizational expenditures are expensed as incurred for SEC filings, but capitalized and amortized for income tax purposes.

Stock Based Compensation – The Company recognizes compensation costs to employees under ASC Topic No. 718, “Compensation – Stock Compensation.” Under ASC Topic No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements may include stock options, grants of shares of common stock with and without restrictions, performance based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at its fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option or stock grants. Unvested option or stock grants for compensation are included in the Statement of Stockholders’ Equity as a contra-equity account as “Deferred Compensation.”

Equity instruments issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC Topic No. 505, “Equity Based Payments to Non-Employees.” In general, the measurement date is either (a) when a performance commitment, as defined, is reached or (b) the earlier of the date that (i) the non-employee performance requirement is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Amortization - Utility patents are amortized over a 17 year period. Patents which are pending are not amortized.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management. Significant accounting estimates that may materially change in the near future are impairment of long-lived assets, values of stock compensation awards and stock equivalents granted as offering costs, and allowance for bad debts and inventory obsolescence.

Revenue Recognition – The Company’s revenue is derived primarily from providing services under contracts. The Company recognizes revenue in accordance with ASC Topic No. 605 based on the following criteria: Persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. In general, the Company recognizes service revenue as significant services under the relevant arrangement have been performed.

Deferred Stock Offering Costs – Costs related to stock offerings (if any) are deferred and will be offset against the proceeds of the offering in additional paid-in capital. In the event a stock offering is unsuccessful, the costs relating to the offering will be written-off directly to expense.

Inventory – Inventories consist of raw materials used in the production of customized parts totaling $187,241 and $20,129, as of December 31, 2016 and 2015, respectively, and nominal work-in-process components which will be sold to customers. Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

Research and Development – Research and development costs are expensed as they are incurred. Research and development costs for the years ended December 31, 2016 and 2015 were $92,992 and $330,554, respectively.

NOTE 2 – Stockholders’ Equity

Common Stock

In March 2015, the Company issued 5,000 shares of stock to a director. The Company also issued 2,500 shares of stock to an officer, and an aggregate of 10,519 shares of stock to two consultants, subject to vesting restrictions. The shares were issued pursuant to the 2013 Plan. The shares were valued at $10.60 or $191,000. During the years ended December 31, 2016 and 2015, 1,501 and 16,159 of the shares vested, respectively. The 1,501 shares unvested at December 31, 2015 (valued at $15,905) was reflected as prepaid assets.

In August 2015, in conjunction with the hiring of Ron Fisher, the Company's Vice President of Business Development, the Company issued to Mr. Fisher 1,250 shares of common stock, subject to performance-based vesting restrictions.

In November 2015, the Company issued 313 shares of common stock to an employee valued at $13.00 per share, or $4,063, and issued 1,250 shares of common stock to an employee valued at $12.30 per share, or $15,375.

Effective March 17, 2016, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State.  The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-100 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock decreased from 311,484,918 pre-Reverse Stock Split shares to 3,114,855 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 375,000,000 to 3,750,000 shares of common stock.  All amounts shown for common stock included in these financial statements are presented post-Reverse Stock Split.

In February 2016, the Company issued 313 shares of common stock to a new employee, valued at $9.64 per share, or $3,012.

In March 2016, the Company issued 1,540 shares of common stock to a consultant, valued at $9.74 per share, or $14,999.

In April 2016, the Company issued 1,764 shares of common stock to a consultant, valued at $8.50 per share, or $15,000.

In May 2016, the Company issued 1,230 shares of common stock to a consultant, valued at $6.10 per share, or $7,499.

In June 2016, the Company issued 1,257 shares of common stock to a consultant, valued at $5.964 per share, or $7,498.

In July 2016, the Company issued 2,083 shares of common stock to a consultant, valued at $6.00 per share, or $12,501.

In July 2016, the Company issued 15,500 shares of common stock to an employee, valued at $5.92 per share, or $91,760.

On April 28, 2016, the Company's Amended and Restated Articles of Incorporation were amended to increase the number of authorized shares of the Company's common stock from 3,750,000 to 7,500,000 shares of common stock.  As of December 31, 2016, the Company had 7,500,000 shares of authorized common stock, $0.001 par value per share.

As of December 31, 2016 and 2015, there were 3,133,789 and 3,119,537 shares of common stock issued and outstanding, respectively.

Deferred Compensation

During July 2014, the Company issued to three employees an aggregate of 30,000 shares of the Company’s common stock, subject to restrictions, pursuant to the 2013 Plan. Such shares were valued at the fair value of $774,000 or $25.80 per share. This compensation is being expensed over the vesting period. As of December 31, 2016 and 2015, the balance of unvested compensation cost expected to be recognized was $64,500 (2,500 shares valued at $25.80) and $387,000 (15,000 shares valued at $25.80), respectively, and is recorded as a reduction of stockholders’ equity. The unvested compensation is being recognized over the weighted average period of approximately 2 years (through July 2017).

In November 2014, the Company issued 7,500 shares of stock to a director, subject to restrictions, pursuant to the Company's 2013 Equity Incentive Plan (the “2013 Plan”). The shares were valued at $18.80 or $141,000. All shares vested during the year ended December 31, 2015.

As described under the Common Stock heading above, the Company issued 5,000 shares of stock to a director in March 2015. The Company also issued 2,500 shares of stock to an officer, and an aggregate of 10,519 shares of stock to two consultants, subject to vesting restrictions. The shares were issued pursuant to the 2013 Plan. The shares were valued at $10.60 or $191,000. 16,519 of the shares vested during the year ended December 31, 2015. The remaining 1,501 shares vested during the year ended December 31, 2016 (valued at $15,905).

As described under the Common Stock heading above, in August 2015, the Company issued 1,250 shares of stock to an employee, subject to performance-based vesting restrictions, pursuant to the Company's 2013 Equity Incentive Plan (the “2013 Plan”). The shares were valued at $11.80 or $14,750. As of December 31, 2016, 1,000 of the 1,250 shares are unvested. All of the 1,250 shares were unvested as of December 31, 2015.

As of December 31, 2016 and 2015, the balance of unvested compensation cost expected to be recognized was $167,562 and $418,547, respectively and is recorded as prepaid stock compensation. The unvested compensation is being recognized over the weighted average period of approximately 2 years (through July, 2017).

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock were issued and outstanding at December 31, 2016 and 2015.

Stock Options

On April 28, 2016, at the Annual Meeting of Stockholders of the Company, the Company's stockholders approved an amendment to the 2013 Plan to increase the number of shares of the Company's common stock reserved for issuance under the 2013 Plan by 319,269 shares of our common stock to a total of 375,000 shares (on a post-Reverse Stock Split basis). As of December 31, 2016, an aggregate of 750 shares and 199,669 shares of common stock were reserved for issuance under the 2011 Plan and the 2013 Plan, respectively.

During 2016, the Company granted a total of 73,688 options to 10 employees with vesting periods ranging from 3 to 4 years beginning March 14, 2017. In 2016, 2,938 options vested, and $168,411 of compensation cost had been recognized during the year. As of December 31, 2016, there were options to purchase 101,188 shares outstanding under the plans. Of this amount, there are vested options exercisable into 2,938 shares of common stock. As of December 31, 2016, the Company had 200,419 shares reserved for future grant under its plans and there were no shares exercised during the years ended December 31, 2016 or 2015.

During 2015, the Company granted a total of 28,438 options to three employees with vesting periods ranging from one to four years beginning August 10, 2015. As of December 31, 2015, none of the option grants had vested, and only a nominal amount of compensation cost had been recognized during the year. The weighted average period over which total compensation cost of the options of $306,796 will be recognized is 3.81 years. The weighted average exercise price of the options was $11.88 and the weighted average fair value of the options on the dates of grant was $11.82.

The Company generally grants stock options to employees and directors at exercise prices equal to the fair market value of the Company's stock on the dates of grant. Stock options are typically granted throughout the year and generally vest over four years of service and expire ten years from the date of the award, unless otherwise specified. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period for each stock option award.

Total share-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2016 and 2015 is $345,759 and $518,438, respectively. There was no capitalized share-based compensation cost as of December 31, 2016 and 2015, and there were no recognized tax benefits during the years ended December 31, 2016 and 2015.

To estimate the value of an award, the Company uses the Black-Scholes option-pricing model. This model requires inputs such as expected life, expected volatility and risk-free interest rate. The forfeiture rate also impacts the amount of aggregate compensation. These inputs are subjective and generally require significant analysis and judgment to develop. While estimates of expected life, volatility and forfeiture rate are derived primarily from the Company’s historical data, the risk-free rate is based on the yield available on U.S. Treasury constant maturity rates with similar terms to the expected term of the stock option awards. The fair value of share-based awards was estimated using the Black-Scholes model with the following weighted-average assumptions for the years ended December 31, 2016 and 2015:

Assumptions:

	2016	2015

Dividend yield	0.00	0.00
Risk-free interest rate	1.13-2.32%	2.24-2.32%
Expected volatility	67.3-78.9%	80.5-184%
Expected life (in years)	10	10

Option activity for the year ended December 31, 2016 was as follows:

		Weighted Average	Weighted Average
		Exercise	Remaining	Aggregate
		Price	Contractual	Intrinsic
	Options	($)	Life (Yrs.)	Value ($)

Options outstanding at December 31, 2015	28,438	11.90	9.65	-
Granted	73,688	7.09	9.53	-
Exercised	-	-	-	-
Forfeited or cancelled	(938)	13.00	-	-

Options outstanding at December 31, 2016	101,188	8.39	9.29	-
Options expected to vest in the future as of December 31, 2016	98,250	8.29	9.30	-
Options exercisable at December 31, 2016	2,938	11.78	8.78	-
Options vested, exercisable and options expected to vest at December 31, 2016	101,188	8.39	9.29	-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for those awards that have an exercise price currently below the $3.24 closing price of our Common Stock on December 31, 2016. None of the options have an exercise price currently below $3.24.

At December 31, 2016 and 2015, there was $452,551 and $619,300, respectively, of unrecognized share-based compensation expense related to unvested share options with a weighted average remaining recognition period of 9.29 and 9.65 years, respectively.

Warrants

At December 31, 2016, the Company had two outstanding warrants to purchase a total of 80,000 shares of common stock at an exercise price of $8.10 per share. If not exercised, the warrants to purchase 80,000 shares will expire on October 17, 2019.

At December 31, 2015, the Company had two outstanding warrants to purchase a total of 12,500 shares of common stock at an exercise price of $16.00 per share. Warrants to purchase 10,938 shares expired on January 10, 2016 and warrants to purchase 1,563 expired on June 4, 2016.

During the year ended December 31, 2015, a warrant to purchase 10,186 shares of common stock at an exercise price of $30.00 per share as well as a warrant to purchase 71,297 shares of common stock at an exercise price of $30.00 per share expired.

NOTE 3 – Notes Payable

Effective October 17, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) for the private placement by the Company of Secured Convertible Notes in the aggregate principal amount of $1,000,000 (the "Notes") and warrants (the "Warrants") to purchase up to 80,000 shares (the "Warrant Shares") of the Company's common stock ("Common Stock") (subject to adjustment in certain circumstances), for aggregate gross proceeds, before expenses, to the Company of $900,000 (the “Financing Transaction”).

The Notes carry a one-time upfront interest charge of a total of $100,000, which is being expensed to interest expense monthly over the 1-year term of the Notes and correspondingly increases in the Notes Payable balance each period. As of December 31, 2016, the Notes Payable balance is $920,114. However, the effective Notes Payable balance is $1 million since that is the amount we would have to pay in order to payoff the note anytime between now and the maturity date of October 17, 2017, in addition to accrued interest and a 15% pre-payment penalty.

The Notes carry an interest rate of 10% per annum, calculated on the basis of a 360-day year, based on the $1 million Notes Payable effective balance. Such interest is payable every three months in cash, or, at the holder’s option, in unrestricted shares of Common Stock, if a registration statement is then in effect for such shares of common stock.

In connection with the Financing Transaction, the Company entered into a Registration Rights Agreement, dated October 17, 2016, with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement related to the Financing Transaction with the Securities and Exchange Commission (“SEC”) covering the resale of (i) the shares of Common Stock that will be issued to the Investors upon conversion of the Notes (the "Conversion Shares"), and (ii) the Warrant Shares that will be issued to the Investors upon exercise of the Warrants. The Notes are secured by the assets of the Company pursuant to a Security Agreement, dated October 17, 2016, between the Company and the "collateral agent" (as defined in the Notes) for the benefit of itself and each of the Investors.

The Notes are convertible into shares of Common Stock at a conversion price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Notes (subject to adjustment as provided therein). As such, as of December 31, 2016, the conversion price of the Notes was $8.10, which is 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance.

Each Warrant has an initial exercise price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Warrants (subject to adjustment as provided therein), which Warrants may be exercised on a cashless basis as provided in the Warrants. As such, as of December 31, 2016, the exercise price of the Warrants was $4.05, which is 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance.

NOTE 4 – Continuing Operations

The Company has sustained losses and has negative cash flows from operating activities since its inception. However, the Company has had increasing revenues in recent periods. In addition, the Company has raised significant equity capital and is currently securing new product lines to increase future revenues. On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5.25 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. As such, the Company believes it has adequate working capital and cash to fund operations through 2017, and has entered into significant revenue contracts that are expected to generate cash flow in the near term.

NOTE 5 – Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740. This standard requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. Income tax returns open for examination by the Internal Revenue Service consist of tax years ended December 31, 2012 through 2014.

The Company has available at December 31, 2016, unused operating loss carryforwards of approximately $8,328,160, which may be applied against future taxable income and which expire in various years through 2035. However, if certain substantial changes in the Company’s ownership should occur, there could be an annual limitation on the amount of net operating loss carryforward which can be utilized. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards, the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and other temporary differences of approximately $3,767,996 and $2,914,526 at December 31, 2016 and 2015, respectively, and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The change in the valuation allowance is approximately $853,470 and $659,006 for the years ended December 31, 2016 and 2015, respectively.

Deferred tax assets are comprised of the following:

	2016	2015
Deferred tax assets:
NOL carryover	$3,235,490	$2,382,020
Impairments	33,931	33,931
Warrants	498,575	498,575
Valuation allowance	(3,767,996)	(2,914,526)
Net deferred tax asset	$-	$-

The reconciliation of the provision for income taxes computed at the U.S. federal statutory tax rate (34%) to the Company’s effective tax rate for the period ended December 31, 2016 and 2015 is as follows:

	2016	2015

Book Loss	$746,924	$576,736
State taxes	106,546	82,270
Deductible differences	-	-
Change in valuation allowance	(853,470)	(659,006)

Provision for Income Taxes	$-	$-

NOTE 6 – Loss Per Share

The following data show the amounts used in computing loss per share and the effect on income and the weighted average number of shares of dilutive potential common stock for the periods ended December 31, 2016 and 2015:

	Year Ended December 31
	2016	2015
Loss from continuing
Operations available to
Common stockholders (numerator)	$(2,196,834)	$(1,696,282)

Weighted average number of
common shares Outstanding
used in loss per share during
the Period (denominator)	3,125,022	3,114,241

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share or its effect is anti-dilutive.

NOTE 7 – Furniture and Equipment

The following is a summary of property and equipment, purchased, used and depreciated over a three-year period, less accumulated depreciation, as of December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015

Property and Equipment	$993,843	$966,936
Less: Accumulated Depreciation	(428,910)	(252,182)
Net Property and Equipment	$564,933	$714,754

Depreciation expense on property and equipment was $172,315 and $166,744 for the years ended December 31, 2016 and 2015, respectively.

NOTE 8 – Intangible Assets

The Company’s intangible assets consist of Patents, Patent Pending Applications and Customer Contacts.

Provisional patent applications are not amortized until a patent has been granted. Once a patent is granted, the Company will amortize the related costs over the estimated useful life of the patent. If a patent application is denied, then the costs will be expensed at that time.

The customer contacts were acquired in a business acquisition on December 31, 2011 and were to be amortized over their estimated useful life of 3 years.

The following is a summary of definite-life intangible assets less accumulated amortization as of December 31, 2016 and 2015, respectively:

	Year Ended December 31,
	2016	2015

Provisional Patent Applications	$183,574	$137,927
Patents	59,701	39,252
Customer Contacts	262,009	262,009
Less: Accumulated Amortization	(278,833)	(271,544)

Net Intangible Assets	$226,450	$167,644

Amortization expense on intangible assets was $2,309 and $2,308 for the years ended December 31, 2016 and 2015.

The estimated aggregate amortization expense for each of the succeeding years ending December 31 is as follows:

2017	2,309
2018	2,309
2019	2,309
2020	2,309
Thereafter	18,172

$29,717

NOTE 9 – Commitments and Contingencies

Operating Leases – The Company leases office and laboratory space under operating leases. Expense relating to these operating leases was $56,025 and $49,637 for the years ended December 31, 2016 and 2015, respectively. The future minimum lease payments required under non-cancellable operating leases at December 31, 2016 was $40,275. The future minimum lease payments are due during the year 2017.

NOTE 10 – Concentrations

Revenues – During the years ended December 31, 2016 and 2015, the Company had the following significant customers who accounted for more than 10% each of the Company’s revenue in at least one of the periods presented. The loss of the revenues generated by these customers would have a significant effect on the operations of the Company.

Customer	2016	2015

A	40.93%	42.93%
B	29.97%	10.06%
D	8.72%	19.57%
E	7.03%	3.04%
F	4.61%	3.85%

Accounts Receivable – The Company had the following significant customers who accounted for more than 10% each of the Company’s accounts receivable balance at December 31, 2016 and 2015, respectively.

Customer	2016	2015

A	75,74%	37.30%
B	5.31%	14.01%
C	5.24%	27.49%
D	4.12%	7.18%
E	3.18%	0%
F	3.0%	0%

NOTE 11 - Joint Venture

As previously reported in our Form 8-K filed with the SEC on July 6, 2015, we entered into an Operating Agreement and Statement of Work with Arete Innovative Solutions LLC (“Arete”). The Operating Agreement and Statement of Work governed the operations of Arete-Sigma LLC (the "Joint Venture"), a joint venture formed by us and Arete for the purpose of pursuing business opportunities related to AM utilizing our EOS M290 or like machines, including enabling and implementing sales and manufacturing transactions. Under the Operating Agreement and Statement of Work, among other matters reported in our Form 8-K and set forth in the Operating Agreement and Statement of Work, (i) each of Sigma and Arete held a 50% ownership interest in the Joint Venture, and (ii) the Joint Venture was managed by William F. Herman, President of Arete, subject to certain limitations. Based on the Operating Agreement, the Company held the non-controlling interest in the Joint Venture. Therefore, the Joint Venture was not consolidated, but rather was accounted for on the equity method of recording investments. During the years ended December 31, 2016 and 2015, net operations resulted in a loss on the investment of $105 and $778, respectively. The Company terminated the Joint Venture in 2016, but is continuing to pursue business opportunities related to AM utilizing the Company's EOS M290 or like machines.

Note 12 - Defined Contribution Plan

In 2014, the Company adopted a qualified 401(K) plan (Plan), in which all employees over the age of 21 may participate. The Company has elected to match 100% of each participant’s contribution up to 3% of salary, and 50% of the next 2% of salary contributed. The Company may also elect, on an annual basis, to make a discretionary contribution to the plan. Company matches and elective contributions vest to participant accounts as follows: 20% after two years of service, and 20% per year thereafter until the participant reaches 6 years of service, at which time, employer contributions vest 100%. The cost of matching contributions were $35,488 in 2016 and $18,315 in 2015.

NOTE 13 – Subsequent Events

In connection with their appointment to the Company’s Board of Directors, on January 10, 2017, the Company granted each of Sam Bell and Frank Garofalo 5,000 shares of common stock of the Company, under the Company’s 2013 Equity Incentive Plan, with such shares to vest in four equal, successive quarterly installments of 1,250 shares each, beginning on April 10, 2017, subject to the requirement that each of Messrs. Bell and Garofalo, as applicable, must remain a director of the Company.

Effective February 15, 2017, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-2 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock decreased from 6,307,577 pre-Reverse Stock Split shares to 3,153,801 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 15,000,000 to 7,500,000 shares of common stock, $0.001 par value per share.

On February 21, 2017, the Company closed an underwritten public offering of 1,410,000 units, with each unit consisting of one share of the Company's common stock and one warrant to purchase one share of common stock. The underwriter exercised the over-allotment option covering additional warrants to purchase up to 211,500 additional shares of common stock.

Gross proceeds to the Company from the offering, including the exercise of the over-allotment option, were approximately $5.8 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company. Dawson James Securities, Inc. acted as the sole underwriter for the offering.

The shares and warrants described above were offered by Sigma Labs pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC"). A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov, or by contacting Dawson James: 1 N. Federal Hwy; Suite 500, Boca Raton, FL 33432, ATTN: Prospectus Department.

On February 14, 2017, in connection with the offering, The NASDAQ Stock Market LLC informed the Company that it had approved the listing of the Company’s common stock and warrants on The NASDAQ Capital Market, effective as of February 15, 2017 (the "Listing"). The Company’s common stock ceased trading on the OTCQB on February 15, 2017, and on such date the common stock and the above described warrants commenced trading on The NASDAQ Capital Market under the ticker symbols “SGLB” and “SGLBW,” respectively.

On February 15, 2017, in conjunction with John Rice's appointment as a director of the Company, the Company issued Mr. Rice 5,231 shares of common stock, which shares will vest in four equal, successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that an installment will not vest if Mr. Rice is not a director of the Company as of the applicable quarterly anniversary date.

On February 16, 2017, the Company and Mark J. Cola entered into an employment agreement (the "Employment Agreement") for a three-year term, pursuant to which Mr. Cola will continue to serve as the Company’s President, Chief Executive Officer and Chief Operating Officer. The Employment Agreement became effective as of the closing of the public offering described above. Under the Employment Agreement, Mr. Cola is entitled to receive an annual base salary of $220,000, which will be subject to increase in the discretion of the board of directors or Compensation Committee based on its annual assessment of Mr. Cola’s performance and other factors. Pursuant to the Employment Agreement, the Company granted Mr. Cola a stock option to purchase up to 123,750 shares of our common stock under the Company's 2013 Equity Incentive Plan, as amended, vesting in equal quarterly installments over an 18-month period. The Company agreed in the Employment Agreement that, on each of the first and second anniversaries of the effectiveness of the Employment Agreement, Mr. Cola will receive a stock option to purchase 61,875 shares of our common stock. Each stock option will have an exercise price equal to the closing price of our common stock on the date of grant and will vest and become exercisable in equal quarterly installments over an 18-month period, provided, in each case, that Mr. Cola remains an employee of the Company through such vesting date.

On March 27, 2017, we completed funding a loan in the principal amount of $500,000 to Morf3D pursuant to a Secured Convertible Promissory Note dated March 27, 2017 delivered by Morf3D to us. The loan bears interest at the rate of 7% per annum, is due and payable in full on March 27, 2018, is secured by certain assets of Morf3D, and is convertible at our option into 10% of the outstanding shares of the common stock of Morf3D unless Morf3D exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The Secured Convertible Promissory Note also contains representations, warranties, and affirmative and negative covenants of Morf3D and its principal stockholders. The purpose of the loan is to provide working capital to Morf3D to, among other things, lease an EOS M 400 system for Morf3D for Morf3D to expand production for contracts related to AM of high-precision aerospace & defense components, in furtherance of our strategic alliance and in contemplation of a possible acquisition of or merger with Morf3D.

Sigma Labs, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016

ASSETS
Current Assets:
Cash	$3,384,499	$398,391
Accounts Receivable, net	235,467	288,236
Note Receivable, net	762,034	-
Inventory	227,827	187,241
Prepaid Assets	37,176	36,056
Total Current Assets	4,647,003	909,924

Other Assets:
Property and Equipment, net	491,188	564,933
Intangible Assets, net	241,978	226,450
Investment in Joint Venture	500	500
Prepaid Stock Compensation	111,070	167,562
Total Other Assets	844,736	959,445

TOTAL ASSETS	$5,491,739	$1,869,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$137,605	$112,175
Notes Payable, net of original issue discount $30,297 at June 30, 2017 and net of original issue discount $69,703 and net of debt discount $358,280 at December 31, 2016	969,703	561,834
Accrued Expenses	165,336	125,116
Total Current Liabilities	1,272,644	799,125

Long-Term Liabilities
Derivative Liability	-	93,206
Total Long-Term Liability	-	93,206

TOTAL LIABILITIES	1,272,644	892,331

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized; 4,570,199 and 3,133,789 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	4,570	3,135
Additional Paid-In Capital	15,908,185	10,734,857
Accumulated Deficit	(11,693,660)	(9,760,954)
Total Stockholders' Equity	4,219,095	977,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,491,739	$1,869,369

The accompanying notes are an integral part of these financial statements

Sigma Labs, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Revenues	$290,553	$93,824	$440,756	$452,279

COST OF REVENUE	111,412	30,904	185,946	138,485
	-
GROSS PROFIT	179,141	62,920	254,810	313,794

EXPENSES:
Other General and Administration	594,193	480,697	1,237,988	876,185
Payroll Expense	300,661	252,895	677,282	468,484
Stock-Based Compensation	166,773	59,362	306,405	130,913
Research and Development	118,853	11,907	167,615	50,978
Total Expenses	1,180,480	804,861	2,389,290	1,526,560

OTHER INCOME (EXPENSE)
Interest Income	12,598	95	12,941	253
Other Income	-	-	152,068	-
Other Income-Decrease in fair value of derivative liabilities	-	-	93,206	-
Other Expense - Debt discount amortization	-	-	(56,441)	-
Total Other Income	12,598	95	201,774	253
	-
LOSS BEFORE PROVISION FOR INCOME TAXES	(988,741)	(741,846)	(1,932,706)	(1,212,513)
	-	-	-	-
Provision for income Taxes	-	-	-	-
	-	-	-	-
Net Loss	$(988,741)	$(741,846)	$(1,932,706)	$(1,212,513)

Net Loss per Common Share - Basic and Diluted	$(0.24)	$(0.24)	$(0.46)	$(0.38)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	4,570,199	3,117,851	4,207,116	3,117,851

The accompanying notes are an integral part of these financial statements

Sigma Labs, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months ended
	2017	2016
OPERATING ACTIVITIES
Net Loss	$(1,932,706)	$(1,212,513)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	5,764
Depreciation	85,125	87,054
Stock Compensation	307,445	130,913
Loss on Joint Venture	-	103
Revaluation of derivative liability and debt discount related to notes payable	(93,206)	-
Note payable original issue discount	49,589	-
Note payable debt discount amortization	56,441	-
Change in assets and liabilities:
Accounts Receivable	52,769	27,564
Inventory	(40,586)	(70,765)
Prepaid Assets	(1,120)	7,344
Accounts Payable	25,430	63,974
Accrued Expenses	40,220	46,006
NET CASH USED IN OPERATING ACTIVITIES	(1,444,073)	(914,556)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(11,380)	(25,430)
Purchase of Intangible Assets	(22,054)	(46,835)
Notes receivable	(762,034)	-
NET CASH USED IN INVESTING ACTIVITIES	(795,468)	(72,265)

FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	5,225,649	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,225,649	-

NET CASH DECREASE FOR PERIOD	2,986,108	(986,821)

CASH AT BEGINNING OF PERIOD	398,391	1,539,809

CASH AT END OF PERIOD	$3,384,499	$552,988

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$50,418	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$51,408	$44,998

The accompanying notes are an integral part of these financial statements

SIGMA LABS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

June 30, 2017

NOTE 1 – Summary of Significant Accounting Policies

Nature of Business – On September 13, 2010 Sigma Labs, Inc., formerly named Framewaves, Inc., a Nevada corporation, acquired 100% of the shares of B6 Sigma, Inc. by exchanging 6.67 shares of Framewaves, Inc. restricted common stock for each issued and outstanding share of B6 Sigma, Inc. The acquisition has been accounted for as a “reverse merger” and, accordingly, the operations of Framewaves, Inc. prior to the date of acquisition have been eliminated. Unless otherwise indicated or the context otherwise requires, the term “B6 Sigma” refers to B6 Sigma, Inc., a Delaware corporation, which, until the short-form merger referenced below, was our wholly-owned, operating company acquired in September 2010; the terms the “Company,” “Sigma,” “we,” “us” and “our” refer to Sigma Labs, Inc., together with B6 Sigma, Inc. Prior to December 29, 2015, we conducted substantially all of our operations through B6 Sigma. On December 29, 2015, we completed a short-form merger of B6 Sigma into Sigma. As a result, B6 Sigma became part of Sigma and no longer exists as a subsidiary.

B6 Sigma, Inc., incorporated February 5, 2010, was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique manufacturing and materials technologies. The Company believes that some of these technologies will fundamentally redefine conventional quality assurance and process control practices by embedding them into the manufacturing processes in real time, enabling process intervention and ultimately leading to closed loop process control. The Company anticipates that its core technologies will allow its clientele to combine advanced manufacturing quality assurance and process control protocols with novel materials to achieve breakthrough product potential in many industries including aerospace, defense, oil and gas, bio-medical, and power generation.

Basis of Presentation – The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2017 and 2016 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. The Company suggests these condensed financial statements be read in conjunction with the December 31, 2016 audited financial statements and notes thereto included in the Company’s Form 10-K. The results of operations for the periods ended June 30, 2017 and 2016 are not necessarily indicative of the operating results for the full year.

Reclassification – Certain amounts in prior-period financial statements have been reclassified for comparative purposes to conform to presentation in the current-period financial statements.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Recently Enacted Accounting Standards – The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants.

Recent Accounting Standards Updates (“ASU”) through ASU No. 2015-01 contain technical corrections to existing guidance or affects guidance to specialized industries or situations. The Company has evaluated recently issued technical pronouncements and has determined that these updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management. Significant accounting estimates that may materially change in the near future are impairment of long-lived assets, values of stock compensation awards and stock equivalents granted as offering costs, and allowance for bad debts and inventory obsolescence.

NOTE 2 – Stockholders’ Equity

Common Stock

Effective March 17, 2016, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-100 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock on March 17, 2016 decreased from 622,969,835 pre-Reverse Stock Split shares to 6,229,710 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 750,000,000 to 7,500,000 shares of common stock. All amounts shown for common stock included in these financial statements are presented post-Reverse Stock Split.

On April 28, 2016, the Company's Amended and Restated Articles of Incorporation were amended to increase the number of authorized shares of the Company's common stock from 7,500,000 to 15,000,000 shares of common stock.

Effective February 15, 2017, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-2 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock on February 15, 2017 decreased from 6,307,577 pre-Reverse Stock Split shares to 3,153,801 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 15,000,000 to 7,500,000 shares of common stock, $0.001 par value per share. As of March 31, 2017, the Company had 7,500,000 shares of authorized common stock, $0.001 par value per share.

In January, 2017, the Company issued 20,000 shares of common stock to two directors in equal amounts of 10,000 shares each, valued at $1.72 per share, or $34,404.

In February, 2017, the Company issued 5,232 shares of common stock to a director valued at $3.25 per share, or $17,004.

On February 14, 2017, The NASDAQ Stock Market LLC informed the Company that it had approved the listing of the Company’s common stock The NASDAQ Capital Market, effective as of February 15, 2017. The Company’s common stock ceased trading on the OTCQB on February 15, 2017, and on such date the common stock commenced trading on The NASDAQ Capital Market under the ticker symbol “SGLB”.

As of June 30, 2017 and 2016, there were 4,570,199 and 3,133,789 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock were issued and outstanding at June 30, 2017 and 2016.

Stock Options

On April 19, 2017, the Company granted a stock option to an officer to purchase up to of 20,000 shares of common stock, at an exercise price equal to $3.27 per share, which was the closing market price of our common stock on April 19, 2017 (i.e., the date of grant), which option is subject to vesting.

The weighted average period over which total the compensation cost of the options of $62,857 ($10,476 in 2017) will be recognized is 4 years. The weighted average exercise price of all outstanding options as of June 30, 2107 is $3.94 and the weighted average fair value of the options on the grant dates was $2.86. The estimated fair value of the options was determined using the Black-Scholes pricing model using the following assumptions:

Expected term:	1.5 - 10 years

Volatility:	67.3 – 159.3%

Dividend yield:	0.00%

Risk-free interest rate:	.79 - 2.32%

Warrants

As of June 30, 2017, the Company had outstanding warrants to purchase a total of 80,000 shares of common stock at an exercise price of $4.13 per share. If not exercised, the warrants to purchase the 80,000 shares will expire on October 17, 2019. In addition, as of June 30, 2017, the Company had outstanding warrants to purchase a total of 1,621,500 shares of common stock at an exercise price of $4.00 per share. If not exercised, the warrants to purchase the 1,621,500 shares will expire on February 21, 2022. The 1,621,500 warrants trade on The NASDAQ Capital Market under the ticker symbol “SGLBW”.

Unit Purchase Option

On February 15, 2017, Sigma Labs, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as underwriter (the “Underwriter”) in connection with a public offering (the “Offering”) of the Company’s securities.   Pursuant to the Underwriting Agreement, the Company has granted the Underwriter the right to purchase from the Company 70,500 Units at an exercise price equal to 125% of the public offering price of the Units in the Offering, or $5.1625 per Unit.  The Unit Purchase Option has a term of five years and is not redeemable by us. A “Unit” is defined as of one share of the Company’s common stock, par value $0.001 per share and one warrant to purchase one share of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.00 per share.

NOTE 3 – Note Receivable

On May 1, 2017, the Company completed funding a loan in the principal amount of $250,000 to Jaguar Precision Machine, LLC, a New Mexico limited liability company, pursuant to a Secured Convertible Promissory Note dated May 1, 2017 delivered by Jaguar to the Company. The loan bears interest at the rate of 7% per annum, is due and payable in full on May 1, 2018, is secured by certain assets of Jaguar, and is convertible at the Company’s option into 10% of the outstanding shares of the common stock of Jaguar unless Jaguar exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Jaguar to, among other things, stand up a metallurgical laboratory and become ASM9100 certified for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance. Sigma will receive from Jaguar priority for use of certain machines and services of Jaguar.

On March 27, 2017, the Company completed funding a loan in the principal amount of $500,000 to Morf3D, Inc., an Illinois corporation, pursuant to a Secured Convertible Promissory Note dated March 27, 2017 delivered by Morf3D to the Company. The loan bears interest at the rate of 7% per annum, is due and payable in full on March 27, 2018, is secured by certain assets of Morf3D, and is convertible at the Company’s option into 10% of the outstanding shares of the common stock of Morf3D unless Morf3D exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Morf3D to, among other things, lease an EOS M 400 system for Morf3D for Morf3D to expand production for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance and in contemplation of a possible acquisition of or merger with Morf3D (although discussions regarding a possible acquisition of or merger with Morf3D are not currently ongoing).

NOTE 4 – Notes Payable

Effective October 17, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) for the private placement by the Company of Secured Convertible Notes in the aggregate principal amount of $1,000,000 (the "Notes") and warrants (the "Warrants") to purchase up to 80,000 shares (the "Warrant Shares") of the Company's common stock ("Common Stock") (subject to adjustment in certain circumstances), for aggregate gross proceeds, before expenses, to the Company of $900,000 (the “Financing Transaction”).

The Notes carry a one-time upfront interest charge of a total of $100,000, which is being expensed to interest expense monthly over the 1-year term of the Notes and correspondingly increases in the Notes Payable balance each period. As of June 30, 2017, the Notes Payable balance is $969,703. However, the effective Notes Payable balance is $1 million since that is the amount we would have to pay in order to payoff the note anytime between now and the maturity date of October 17, 2017, in addition to accrued interest and a 15% pre-payment penalty.

The Notes carry an interest rate of 10% per annum, calculated on the basis of a 360-day year, based on the $1 million Notes Payable effective balance. Such interest is payable every three months in cash, or, at the holder’s option, in unrestricted shares of Common Stock, if a registration statement is then in effect for such shares of common stock.

In connection with the Financing Transaction, the Company entered into a Registration Rights Agreement, dated October 17, 2016, with the Investors, pursuant to which the Company filed a registration statement related to the Financing Transaction with the Securities and Exchange Commission (“SEC”) covering the resale of (i) the shares of Common Stock that will be issued to the Investors upon conversion of the Notes, and (ii) the Warrant Shares that will be issued to the Investors upon exercise of the Warrants.

The Notes are secured by the assets of the Company pursuant to a Security Agreement, dated October 17, 2016, between the Company and the "collateral agent" (as defined in the Notes) for the benefit of itself and each of the Investors.

The Notes are convertible into shares of Common Stock at a conversion price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Notes (subject to adjustment as provided therein). As such, as of June 30, 2017, the conversion price of the Notes was $4.13, which is the final unit price of the Company’s public offering.

Each Warrant has an exercise price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on February 17, 2017, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Warrants (subject to adjustment as provided therein), which Warrants may be exercised on a cashless basis as provided in the Warrants. As such, as of June 30, 2017, the exercise price of the Warrants was $4.13, which is the final unit price of the Company’s public offering.

NOTE 5 - Continuing Operations

The Company has sustained losses and has negative cash flows from operating activities since its inception. However, the Company has raised significant equity capital and is currently developing new product lines to increase future revenues. On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5.25 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. As such, the Company believes it has adequate working capital and cash to fund operations through 2017.

NOTE 6 – Loss Per Share

The following data show the amounts used in computing loss per share and the weighted average number of shares of dilutive potential common stock for the periods ended June 30, 2017 and 2016:

	6 Months Ending
	6-30-17	6-30-16

Loss from continuing
Operations available to
Common stockholders (numerator)	$(1,932,706)	$(1,212,513)

Weighted average number of
common shares Outstanding
used in loss per share during
the Period (denominator)	4,207,116	3,117,851

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share or its effect is anti-dilutive.

NOTE 7 – Subsequent Events

On August 8, 2017, we entered into an “at will” unwritten employment arrangement with John Rice, effective as of August 1, 2017, pursuant to which Mr. Rice serves as our interim Chief Executive Officer. Under his employment arrangement, Mr. Rice is entitled to receive a monthly salary of $9,000, and is eligible to receive medical and dental benefits, life insurance, and long-term and short-term disability coverage. Further, Mr. Rice is eligible under his employment arrangement to participate in the Company’s 2013 Equity Incentive Plan, with equity compensation to Mr. Rice to be determined by the Company’s Compensation Committee at a later date. Effective as of Mr. Rice's July 24, 2017 appointment as interim Chief Executive Officer, Mr. Rice is no longer entitled to receive compensation for his service as a director of the Company.

On August 8, 2017, Dennis Duitch was appointed to the Company’s Board of Directors. Mr. Duitch was also appointed to serve as Chairman of the Audit Committee and interim Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee. In conjunction with Mr. Duitch's appointment as a director, the Company issued Mr. Duitch 7,489 shares of common stock of the Company, which shares will vest in four equal (as closely as possible), successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that Mr. Duitch remains in the Company’s continuous service as a director through the applicable quarterly anniversary date.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses, other than underwriting discounts and commissions, in connection with the distribution described in this registration statement will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee and FINRA filing fee, are estimates.

SEC registration fee	$3,824
NASDAQ listing fee	42,000
FINRA filing fee	4,908
Accounting fees and expenses	10,000
Legal fees and expenses	500,000
Transfer agent’s fees and expenses	10,000
Printing and related expenses	20,000
Miscellaneous	9,268
Total	$600,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers.

Pursuant to our amended and restated articles of incorporation, none of our directors or officers will have any personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our amended and restated bylaws require us to indemnify our directors and officers in a manner that is consistent with the provisions of Nevada law described in the preceding two paragraphs.

We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Furthermore, we have entered into indemnification agreements with our directors and officers that, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On March 17, 2016, we issued 1,540 shares of common stock to a consultant as compensation for services to be rendered valued at $15,000 or $9.74 per share. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act.

On April 17, 2016, we issued 1,765 shares of common stock to a consultant as compensation for services to be rendered valued at $15,000 or $8.50 per share. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act.

On May 18, 2016, we issued 1,230 shares of common stock to a consultant as compensation for services to be rendered valued at $7,500 or $6.10 per share. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act.

On June 18, 2016, we issued 2,515 shares of common stock to a consultant as compensation for services to be rendered valued at $7,500 or $5.96 per share. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act.

On July 18, 2016, we issued 2,084 shares of common stock to a consultant as compensation for services to be rendered valued at $12,500 or $6.00 per share. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act.

On October 19, 2016, we issued to two accredited investors secured convertible notes in the aggregate principal amount of $1,000,000 and warrants to purchase up to 80,000 shares of our common stock.  The foregoing securities were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-1.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Fe, New Mexico, on November 7, 2017.

SIGMA LABS, INC.
By:/s/ JOHN RICE John Rice Interim Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Rice John Rice	Interim Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 7, 2017

/s/ Nannette Toups Nannette Toups	Chief Financial Officer, Treasurer and Secretary (Principal Accounting Officer and Principal Financial Officer)	November 7, 2017

* Frank J. Garofalo	Director	November 7, 2017

* Salvatore Battinelli	Director	November 7, 2017

* Dennis Duitch	Director	November 7, 2017

*By: /s/ John Rice John Rice Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement (filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed February 21, 2017, and incorporated herein by reference).
3.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K/A filed September 17, 2010, and incorporated herein by reference).
3.2

Certificate of Correction to Amended and Restated Articles of Incorporation, as filed with the Nevada Secretary of State on May 25, 2011 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed June 1, 2011, and incorporated herein by reference).

3.3	Articles of Merger (filed as Exhibit 3.3 to the Company’s Form 10-K, filed on March 16, 2016, for the fiscal year ended December 31, 2015, and incorporated herein by reference).
3.4	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 21, 2016, and incorporated herein by reference).
3.5

Certificate of Amendment to Amended and Restated Articles of Incorporation (filed as Exhibit 3.2 to the Company’s Form 10-Q, filed on May 12, 2016, for the period ended March 31, 2016, and incorporated herein by reference).

3.6	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed February 21, 2017, and incorporated herein by reference).
3.7

Certificate of Designation of Rights, Preference and Privileges of Series A Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 21, 2017, and incorporated herein by reference).

3.8	Amended and Restated Bylaws of the Company (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed February 21, 2017, and incorporated herein by reference).
3.9

Amendment Number One to Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2017 for the period ended June 30, 2017, and incorporated herein by reference).

4.1	Specimen Certificate evidencing shares of common stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed on July 28, 2016, and incorporated herein by reference).
4.2	Form of Common Stock Purchase Warrant (2)
4.3	Form of Warrant Agency Agreement (2)
4.4	Form of Unit Purchase Option (2)
4.5	Specimen Certificate evidencing shares of Series A Convertible Preferred Stock (2)
5.1	Opinion of TroyGould PC. (2)
10.1

Asset Purchase Agreement dated April 17, 2010 between B6 Sigma, Inc. and Technology Management Company, Inc. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed November 12, 2010, and incorporated herein by reference).

10.2

2011 Equity Incentive Plan adopted by the Board of Directors as of March 9, 2011 (filed as Exhibit 10.1 to the Company’s Form 10-Q, filed on May 16, 2011, for the period ended March 31, 2011, and incorporated herein by reference). (1)

10.3

2013 Equity Incentive Plan adopted by the Board of Directors as of March 15, 2013 (filed as Exhibit 10.9 to the Company’s Form 10-K, filed on April 16, 2013, for the fiscal year ended December 31, 2012, and incorporated herein by reference). (1)

10.4

Form of Nonqualified Stock Option Agreement for the 2013 Equity Incentive Plan (filed as Exhibit 4.2 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference). (1)

10.5

Form of Incentive Stock Option Agreement for the 2013 Equity Incentive Plan (filed as Exhibit 4.3 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference). (1)

10.6

Form of Restricted Stock Agreement for the 2013 Equity Incentive Plan (filed as Exhibit 4.4 to the Company’s Form S-8 Registration Statement, filed on July 24, 2014, and incorporated herein by reference). (1)

10.7

Employment Agreement, dated as of July 21, 2014, between Sigma Labs, Inc. and Amanda Cola, as amended as of July 21, 2015. (Filed as Exhibit 10.11 to the Company’s Form 10-K, filed on March 16, 2016, for the fiscal year ended December 31, 2015, and incorporated herein by reference). (1)

10.8

Employment Offer Letter Agreement, effective August 10, 2015, between Sigma Labs, Inc. and Ronald Fisher. (Filed as Exhibit 10.12 to the Company’s Form 10-K, filed on March 16, 2016, for the fiscal year ended December 31, 2015, and incorporated herein by reference). (1)

10.9

Amendment to Sigma Labs, Inc.’s 2013 Equity Incentive Plan. (Filed as Exhibit 10.2 to the Company’s Form 10-Q, filed on May 12, 2016, for the period ended March 31, 2016, and incorporated herein by reference). (1)

Exhibit Number	Description
10.10

Amendment to Sigma Labs, Inc. 2013 Equity Incentive Plan (filed as Exhibit 10.10 to the Company’s Form 10-K filed on March 31, 2017, for the fiscal year ended December 31, 2016 and incorporated herein by reference)

10.11

Employment Letter Agreement, effective as of September 28, 2017, between the Company and Nannette Toups (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 20, 2017, and incorporated herein by reference)

10.12

Amendment No. 1, dated September 18, 2017, to Employment Offer Letter, effective August 10, 2015 between the Company and Ronald Fisher (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 20, 2017, and incorporated herein by reference)

10.13

Form of Indemnification Agreement for directors and officers of Sigma Labs, Inc. (filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1, filed on July 28, 2016, and incorporated herein by reference)(1)

10.14

Securities Purchase Agreement, dated as of October 17, 2016, by and among Sigma Labs, Inc. and the investors named therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 20, 2016, and incorporated herein by reference).

10.15	Form of Secured Convertible Note issued as of October 17, 2016 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed October 20, 2016, and incorporated herein by reference).
10.16

Registration Rights Agreement, dated as of October 17, 2016, by and among Sigma Labs, Inc. and the investors named therein (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed October 20, 2016, and incorporated herein by reference).

10.17

Security Agreement, dated as of October 17, 2016, by and between Sigma Labs, Inc. and L 1 Capital Global Opportunities Master Fund Ltd, in its capacity as Collateral Agent (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed October 20, 2016, and incorporated herein by reference).

10.18

Form of Warrant issued to investors in connection with Securities Purchase Agreement dated October 17, 2016 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 20, 2016, and incorporated herein by reference).

10.19

Secured Convertible Promissory Note dated March 27, 2017 issued by Morf3D (filed as Exhibit 10.1 to the Company’s Form 10-Q, filed on May 15, 2017, for the period ended March 31, 2017, and incorporated herein by reference).

10.20

Form of Amendment of Warrant, entered into as of September 29, 2017, between the Company and the Holders (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 5, 2017, and incorporated herein by reference).

10.21

Amended and Restated Employment Agreement, dated as of July 24, 2017, between the Company and Mark J. Cola (filed as Exhibit 10.1) to the Company’s Current Report on Form 8-K filed July 27, 2017, and incorporated herein by reference).(1)

23.1	Consent of Pritchett, Siler & Hardy, P.C.*
23.2	Consent of TroyGould PC (included in Exhibit 5.1).
24.1	Power of Attorney.*
101.INS	XBRL Instance Document.*
101.SCH	XBRL Taxonomy Extension Schema*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase*
101.DEF	XBRL Taxonomy Extension Definition Linkbase*
101.LAB	XBRL Taxonomy Extension Label Linkbase*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase*
________
*	Filed herewith.
(1)	Indicates a management contract or compensatory plan or arrangement.
(2)	Previously filed as an Exhibit to this Registration Statement.